Exhibit 4.1

SEITEL, INC.,
as Issuer,

the GUARANTORS named herein,
as Guarantors,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

_________________________

INDENTURE
_________________________

Dated as of March 20, 2013
_________________________

9½% Senior Notes due 2019

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310(a)(l)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.08; 7.10
(b)	7.08; 7.10; 12.02
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 11.04
(c)	7.06; 11.04; 12.02
(d)	7.06
314(a)	4.06; 12.02
(b)	11.02
(c)(1)	7.02; 12.04; 12.05
(c)(2)	7.02; 12.04; 12.05
(c)(3)	N.A.
(d)	11.04
(e)	12.05
(f)	N.A.
315(a)	7.01(b); 7.02(a)
(b)	7.05; 12.02
(c)	7.01
(d)	6.05; 7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	9.02
(b)	6.07
(c)	9.05
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01
(c)	12.01
___________________
N.A. means Not Applicable
Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

TABLE OF CONTENTS
Page
ARTICLE One
DEFINITIONS AND INCORPORATION BY REFERENCE

ARTICLE Two
THE NOTES
SECTION 2.01.        Form and Dating...................................................................................................30

SECTION 2.02.	Execution, Authentication and Denomination; Additional Notes;

ARTICLE Three
REDEMPTION

-i-

ARTICLE Four
COVENANTS

SECTION 4.13.        Limitation on Dividend and Other Restrictions Affecting Restricted

ARTICLE Five
SUCCESSOR CORPORATION
SECTION 5.01.        Mergers, Consolidations, Etc................................................................................63
ARTICLE Six
DEFAULT AND REMEDIES

-ii-

ARTICLE Seven
TRUSTEE

ARTICLE Eight
DISCHARGE OF INDENTURE; DEFEASANCE

ARTICLE Nine
AMENDMENTS, SUPPLEMENTS AND WAIVERS

ARTICLE Ten
NOTE GUARANTEE

-iii-

ARTICLE Eleven
INTENTIONALLY OMITTED
ARTICLE Twelve
MISCELLANEOUS

Exhibit A — Form of Note
Exhibit B — Form of Legends
Exhibit C — Form of Certificate To Be Delivered in Connection with Transfers to Non-QIB
Accredited Investors
Exhibit D — Form of Certificate To Be Delivered in Connection with Transfers Pursuant to
Regulation S
Exhibit E — Form of Notation of Subsidiary Guarantee
Note: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

-iv-

INDENTURE dated as of March 20, 2013 among Seitel, Inc., a Delaware corporation (the “Issuer”), and each of the Guarantors named herein, as Guarantors, and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).
The Issuer has duly authorized the creation of an issue of 9½% Senior Notes due 2019 and, to provide therefor, the Issuer and the Guarantors have duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the valid and binding obligations of the Issuer and to make this Indenture a valid and binding agreement of the Issuer and the Guarantors have been done.
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE ONE
DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.    Definitions.
Set forth below are certain defined terms used in this Indenture.
“144A Global Note” has the meaning given to such term in Section 2.01 hereof.
“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person,
“Acquisition Revenue” means, for any period, the amount of revenue (whether received in the form of cash or non-cash consideration) of the Issuer and its Restricted Subsidiaries recognized related to the creation of new seismic data surveys to the extent of the portion of the costs of such newly created surveys funded or underwritten by clients.
“Additional Interest” has the meaning set forth in the Registration Rights Agreement.
“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of Section 4.14 hereof, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means any Registrar or Paying Agent or any authenticating or transfer agent.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amended” and “amendment” shall have a correlative meaning.
“Applicable Premium” means, as calculated by the Issuer with respect to a Note on any Make-Whole Redemption Date, the excess of (A) the present value (discounted semi-annually) at such Make-Whole Redemption Date of (1) the redemption price of such Note on April 15, 2016 (as set forth in Section 3.07(a) hereof) plus (2) all required remaining scheduled interest payments due on such Notes through April 15, 2016, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Note on such Make-Whole Redemption Date. Calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.
“asset” means any asset or property.
“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:
(1)    transfers of cash or Cash Equivalents;
(2)    transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 5.01 hereof;
(3)    transfers constituting Permitted Investments and Restricted Payments permitted under Section 4.12 hereof;
(4)    the creation or realization of any Permitted Lien;
(5)    transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;
(6)    licenses and Non-Monetary Exchanges of inventory or data assets in the ordinary course of business and consistent with past practice, sales or grants of licenses or sublicenses to use the inventory, patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent in the ordinary course of business and consistent with past practice or not materially interfering with the business of Issuer and the Restricted Subsidiaries;
(7)    sales or other dispositions of inventory, receivables and other current assets (other than any seismic data library assets);
(8)    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(9)    any other transfer or series of related transfers that, but for this clause (9), would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.5 million;
(10)    foreclosure, condemnation or any similar action with respect to any property or other assets;
(11)    any disposition of Equity Interests, Indebtedness or other securities of an Unrestricted Subsidiary;
(12)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a similar business;
(13)    any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture; and
(14)    any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.
“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the sole manager or the board of managers of such Person, as applicable (or the sole member or members holding a majority of the membership interests of such Person, as applicable, if such Person has elected not to be managed by any manager), (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.
“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:
(1)    securities or other marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case, maturing within one year of the date of acquisition thereof, unless such obligations are deposited by the Issuer (x) to defease any Indebtedness of (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any Indebtedness;
(2)    demand and time deposits and certificates of deposit or acceptances, maturing within one year of the date of acquisition thereof, of any financial institution that is organized under the laws of the United States of America, any state thereof or Canada or any province thereof, having combined capital and surplus and undivided profits of not less than $100.0 million (or the equivalent thereof in Canadian currency) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;
(3)     commercial paper maturing within one year from the date of acquisition thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America, the District of Columbia or Canada and rated at least A-1 by S&P or at least P-1 by Moody’s;
(4)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;
(5)    securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and
(6)    investments in money market or other mutual funds at least 95% of whose assets comprise securities or other investments of the types described in clauses (1) through (5) above.
“Centerbridge” means Centerbridge Partners, L.P. and its Affiliates and successors.
“Change of Control” means the occurrence of any of the following events:
(1)    the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer;
(2)    during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer; or
(3)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.
For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Equity Interests of the Issuer shall not itself be considered a “person” or “group” for purposes of clause (1) or (2) above.
“Consolidated Debt Ratio” means, for any period, the ratio of (A) Consolidated Total Indebtedness to (B) Consolidated EBITDA of the Issuer for the most recently ended four fiscal quarters immediately preceding the calculation date for which financial statements are available, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period plus:
(1)    Consolidated Interest Expense to the extent such expense was deducted in computing Consolidated Net Income (plus amounts excluded from Consolidated Interest Expense pursuant to clauses (A)-(E) thereof); plus
(2)    provision for taxes based on income or profits or capital paid or accrued during and deducted and not added back in such period when computing Consolidated Net Income; plus
(3)    the amount of Permitted Tax Payments to Parent to the extent such amounts were deducted in computing Consolidated Net Income; plus
(4)    depreciation expense to the extent such expense was deducted in computing Consolidated Net Income; plus
(5)    amortization expense to the extent such expense was deducted in computing Consolidated Net Income; plus
(6)    the Deferred Revenue Amount to the extent such amounts were deducted in computing Consolidated Net Income; less
(7)    Acquisition Revenue to the extent such amounts increased Consolidated Net Income; less

(8)    Non-Monetary Exchanges to the extent such transactions increased Consolidated Net Income; less
(9)    the Data Selection Amount to the extent such amounts increased Consolidated Net Income; less
(10)    recognition of revenue previously deferred because such data was not available for delivery to the extent such amounts increased Consolidated Net Income; plus
(11)    any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and any Credit Facility and (ii) any amendment or other modification of the Notes or Credit Facility, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(12)    any payments, fees and other expenses permitted under clause (10) of the second paragraph of Section 4.12 hereof, but only with respect to paragraphs (1) and (2) of the definition of “Permitted Payments to Parent”; plus
(13)    all other non-cash items (including non-cash asset impairment charges) to the extent such items were deducted in computing Consolidated Net Income (other than amortization of pre-paid cash expenses and items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all other non-cash items increasing Consolidated Net Income (other than items which represent the reversal of an accrual or reserve for anticipated cash charges in any prior period); plus
(14)    the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to a Permitted Holder to the extent otherwise permitted hereunder; plus
(15)    the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or initiated no later than 12 months after the Issue Date and (z) the aggregate amount of such cost savings does not exceed 10% of Consolidated EBITDA for the Issuer and its Restricted Subsidiaries for such period (calculated prior to giving any effect to any adjustment pursuant to this clause (vii)); plus
(16)    any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.12(3) hereof; plus

(17)    any net loss included in the consolidated financial statements due to the application of Accounting Standard Codification Topic 810; plus
(18)    net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements.
“Consolidated Interest Coverage Ratio” means the ratio of (x) Consolidated EBITDA during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”), to (y) Consolidated Interest Expense for the Four-Quarter Period.
In the event that the Issuer or any Restricted Subsidiary incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Equity Interests or Preferred Stock subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Consolidated Interest Coverage Ratio Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions under Section 4.10(b) hereof.
For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuer or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Interest Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.
“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,
(1)    imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,
(2)    commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)    the net costs associated with Hedging Obligations,
(4)    the interest portion of any deferred payment obligations,
(5)    all other non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), and
(6)    capitalized interest, and excluding
(A)    accretion or accrual of discounted liabilities other than Indebtedness;
(B)    any expenses resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition;
(C)    amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses;
(D)    any expenses of commitment or other financing fees; and
(E)    interest with respect to Indebtedness of any Parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP.
For purposes of this definition, imputed interest on Capitalized Lease Obligations and Attributable Indebtedness shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For the avoidance of doubt, no item, cost or expense that is subject to clauses (1)-(6) hereof shall also be deemed excluded by clauses (A)-(E) hereof.
“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(1)    the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest; provided that Consolidated Net Income shall be increased by cash or Cash Equivalents that have actually been distributed to the Issuer or any of its Restricted Subsidiaries during such period (as a dividend or other distribution or return on investment or otherwise) or could have been so distributed, as reasonably determined by an Officer of the Issuer (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (3) below);
(2)    except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)    solely for the purpose of determining the amount available for Restricted Payments under Section 4.12(a)(3)(a) hereof the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to any Credit Facility, the Notes or this Indenture, and (c) any amendment restatement or modification of the agreements listed in subclause (b) of this clause (3) that would otherwise comply with clause (13) of Section 4.13(b) hereof), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);
(4)    in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;
(5)    gains and losses due to fluctuations in currency values and the related tax effects according to GAAP (including unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies and any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary);
(6)    unrealized gains and losses with respect to Hedging Obligations;
(7)    the cumulative effect of any change in accounting principles;
(8)    any extraordinary, exceptional, unusual, or nonrecurring gain, loss, charge or any charges, expenses (including any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments);
(9)    income or loss attributable to discontinued operations (as defined by GAAP) (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
(10)    (x) any non-cash impairment charges resulting from the application of Accounting Standards Codification Topics 350 and 360 and (y) the impact resulting from the change in asset or liability valuations required by Accounting Standards Codification Topic 805 (and related accounting pronouncements and conventions);
(11)    (i) non-cash compensation charges relating to stock appreciation rights, stock options, restricted stock grants or other equity-incentive programs and (ii) any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(12)    (i) the amortization of any premiums, fees or expenses incurred in connection with the Transactions and (ii) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(13)    the amount of any restructuring charges or reserves and costs and expenses in connection with retention, severance, termination of future lease commitments and costs and expenses to consolidate facilities and relocate employees;
(14)    any goodwill or other intangible asset impairment charge or write-off; and
(15)    any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements.
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, and (2) the aggregate amount of all outstanding Disqualified Equity Interests of the Issuer and all Preferred Stock of the Restricted Subsidiaries, with the amount of such Disqualified Equity Interests and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their Maximum Fixed Repurchase Prices, in each case, determined on a consolidated basis and in the amount reflected on the face of a balance sheet prepared in accordance with GAAP.
For purposes hereof, (a) the “Maximum Fixed Repurchase Price” of any Disqualified Equity Interests or Preferred Stock means the price at which such Disqualified Equity Interests or Preferred Stock could be redeemed or repurchased by the Issuer thereof in accordance with its terms or, if such Disqualified Equity Interests or Preferred Stock cannot be so redeemed or repurchased, the Fair Market Value of such Disqualified Equity Interests or Preferred Stock, in each case, determined on any date on which Consolidated Total Indebtedness shall be required to be determined and (b) the amount of Indebtedness under any revolving Credit Facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period.
“Corporate Trust Office” means the corporate trust office of the Trustee located at 60 Wall Street, 27th Floor MS: NYC 60-2710, New York, New York 10005, Attention: Corporates Team – Seitel, Inc. 2013, or such other office, designated by the Trustee by written notice to the Issuer, at which at any particular time its corporate trust business shall be administered.
“Credit Agreement” means the Credit Agreement, dated as of May 25, 2011, as amended by Amendment No. 1 to Credit Agreement, dated as of November 28, 2011 and Amendment No. 2 to Credit Agreement, dated as of March 1, 2013, by and among the Issuer and Olympic Seismic Ltd., a corporation incorporated under the laws of the Province of Alberta, Canada, as borrowers, the lenders party thereto, Wells Fargo Capital Finance, LLC, as U.S. Agent, Wells Fargo Capital Finance Corporation Canada, as Canadian Agent, and the other parties thereto from time to time, including, without limitation, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, amended and restated, renewed, refunded, replaced or refinanced from time to time (including, without limitation, to increase the amount of available borrowings thereunder or to add additional borrowers or guarantors thereunder).

“Credit Facility” means one or more debt facilities or subfacilities (including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit (including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder)), in each case as such facilities may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.
“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
“Data Selection Amount” for any period means the amount of revenue of the Issuer and the Restricted Subsidiaries recognized for accounting purposes by reason of selections of data from the data library by customers during such period.
“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.
“Deferred Revenue Amount” for any period means the amount of revenue of the Issuer and the Restricted Subsidiaries for such period that is non-refundable, but not recognized for accounting purposes due to the fact that either (i) data selections from the data library relating to such revenue have not yet been made or (ii) the agreement pursuant to which such revenue is earned relates to data that is not yet available.
“Depository” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.
“Designation” has the meaning given to this term in Section 4.17 hereof.
“Disinterested Directors” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Equity Interests of the Issuer or any options, warrants or other rights in respect of such Equity Interests.
“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, shall not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not

Disqualified Equity Interests; provided further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions set forth in Section 4.09 and Section 4.16 hereof respectively, and such Equity Interests specifically provide that the Issuer shall not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions set forth in Section 4.09 and Section 4.16 hereof respectively.
“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, Preferred Stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities convertible into Equity Interests.
“Equity Offering” means (x) a sale of Equity Interests of the Issuer or Parent (other than Disqualified Equity Interests), or (y) the sale of Equity Interests or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Equity Interests) of the Issuer or Parent or any of their respective Restricted Subsidiaries, in the case of (x) and (y) other than to the Issuer or a Restricted Subsidiary.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Notes” has the meaning set forth in the Registration Rights Agreement.
“Exchange Offer” means an offer that may be made by the Issuer pursuant to the Registration Rights Agreement to exchange Notes bearing the Private Placement Legend for the Exchange Notes.
“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.
“Excluded Contributions” means cash, Cash Equivalents, property or assets (valued at their Fair Market Value as determined in good faith by the Issuer) received by the Issuer as capital contributions to the equity (other than through the issuance of Disqualified Equity Interests) of the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Equity Interests) of the Issuer, to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate of the Issuer.
“Fair Market Value” means, with respect to any asset, the price that would be negotiated (after taking into account any liabilities relating to such asset) in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.
“Foreign Subsidiary” means any Subsidiary of the Issuer that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.
“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.
“Guarantors” means each Restricted Subsidiary (other than any Foreign Subsidiary) of the Issuer on the Issue Date, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.
“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.
“Holder” means any registered holder, from time to time, of the Notes.
“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Issuer and (ii) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and Consolidated EBITDA of less than 5.0% of the Issuer’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of Issuer, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).
“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become, directly or indirectly, liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.
“Indebtedness” of any Person at any date of determination means, without duplication:

(1)    all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);
(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;
(4)    all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than 12 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables (including but not limited to accounts payable or any other indebtedness or monetary obligation to trade creditors) and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;
(5)    the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person, less accrued dividends, if any;
(6)    all Capitalized Lease Obligations of such Person;
(7)    all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;
(8)    all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;
(9)    all Attributable Indebtedness;
(10)    to the extent not otherwise included in this definition, Hedging Obligations of such Person; and
(11)    all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person;
provided, in the case of the foregoing clauses (1), (2) and (6) of this definition of “Indebtedness,” if and only to the extent that the obligations in such clauses would appear as liabilities on a balance sheet prepared in accordance with GAAP.
The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture. Money borrowed and set aside at the time of the incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest.
Indebtedness shall not include (x) any liability for federal, state, or local or other taxes, or (y) performance, surety or appeal bonds provided in the ordinary course of business.
“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.
“Initial Global Notes” has the meaning given to such term in Section 2.01 hereof.
“Initial Notes” has the meaning given to such term in Section 2.02 hereof.
“Initial Purchasers” means Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC.
“Institutional Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.
“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes, as set forth in the Notes.
“Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, subject in each case to the proviso included in the definition of “Required Rating Agencies.”
“Investments” of any Person means:
(1)    all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;
(2)    all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)    all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and
(4)    the Designation of any Subsidiary as an Unrestricted Subsidiary.
Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.
“Issue Date” means March 20, 2013, the date on which the Notes are originally issued.
“Issuer” has the meaning set forth in the preamble to this Indenture. All references to the Issuer shall include any and all successors thereof.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.
“Maturity Date” means April 15, 2019.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of
(1)    brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and Initial Purchasers) of such Asset Sale;
(2)    provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);
(3)    amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;
(4)    payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and
(5)    appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the

Issuer or any Restricted Subsidiary, as the case may be, immediately after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.
“Non-Monetary Exchange” means the grant by the Issuer or any Restricted Subsidiary to a customer of a non-exclusive license to selected data from the data library in exchange for ownership of separate seismic data supplied by such customer.
“Non-U.S. Person” has the meaning assigned to such term in Regulation S.
“Note Guarantee” means the guarantee by a Guarantor of the Issuer’s payment obligations under this Indenture and the Notes, executed pursuant to this Indenture.
“Notes” means, collectively, the Issuer’s 9½% Senior Notes due 2019 issued in accordance with Section 2.02 hereof (whether issued on the Issue Date, issued as Additional Notes, issued as Exchange Notes or Private Exchange Notes, or otherwise issued after the Issue Date) treated as a single class of securities under this Indenture, as amended or supplemented from time to time in accordance with the terms of this Indenture.
“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the final offering memorandum of the Issuer relating to the Notes dated March 15, 2013.
“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President (to the extent an officer of the Issuer), the Treasurer or the Secretary.
“Officers’ Certificate” means a certificate signed by two Officers.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Issuer, a Guarantor or the Trustee.
“Parent” means Seitel Holdings, Inc., or any other direct or indirect parent company of the Issuer.
“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.
“Permanent Regulation S Global Note” has the meaning given to such term in Section 2.01 hereof.

“Permitted Business” means (a) the business of the Issuer and its Subsidiaries engaged in on the Issue Date and (b) any business or other activities that are related, ancillary or complementary to or a reasonable extension, development or expansion of, any such business.
“Permitted Holders” means any of (a) ValueAct Capital Master Fund, L.P., ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd. and its successor ValueAct Capital International I, L.P., ValueAct Capital International II, L.P., VA Partners, LLC, ValueAct Capital Management, LLC or any of their respective Affiliates (collectively, the “ValueAct Entities”), (b) Centerbridge or any of its Affiliates (collectively, the “Centerbridge Entities”), (c) any present or former managing director, director, general partner, member, limited partner, officer, stockholder or employee of any ValueAct Entity and/or Centerbridge Entity, (d) any present or former officers and directors of the Issuer any direct or indirect parent or Affiliate thereof, (e) any (x) spouse, lineal descendant (in each case, natural or adopted), siblings, or ancestors of the Persons in clauses (b) and (c) above, and (y) estate or trust, the beneficiaries of which, or corporation, partnership, limited liability corporation or other entity, the stockholders, partners, members, owners or Persons holding a controlling interest of which, consist of one or more Persons referred to in the immediately preceding clause (x), (f) any Parent of the Issuer that directly or indirectly is the beneficial owner of 100% of the issued and outstanding Equity Interests of the Issuer and (g) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members and any Affiliate of such group.
“Permitted Investment” means:
(1)    Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into, or transfer or convey all or substantially all its assets to, the Issuer or a Restricted Subsidiary;
(2)    Investments in the Issuer by any Restricted Subsidiary;
(3)    loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $1.0 million at any one time outstanding;
(4)    Hedging Obligations incurred pursuant to clause (3) of Section 4.10(b) hereof;
(5)    cash and Cash Equivalents;
(6)    receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;
(7)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8)    Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.16 hereof;
(9)    lease, utility, prepaid expenses and other similar deposits in the ordinary course of business;
(10)    stock, obligations, securities or other Investments received in settlement of debts or other obligations, created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;
(11)    Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case, in compliance with this Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation;
(12)    obligations of one or more officers or other employees of the Issuer or any of its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of a Parent or Equity Interests of the Issuer so long as no cash or other assets are paid by the Issuer or any of its Restricted Subsidiaries to such officers or employees pursuant to any such obligations;
(13)    Investments existing on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is (a) a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed or (b) required by the terms of a joint venture agreement as in existence on the Issue Date);
(14)    Guarantees of Indebtedness of the Issuer or a Restricted Subsidiary permitted under Section 4.10 hereof and performance guarantees in the ordinary course of business;
(15)    commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(16)    an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;
(17)    repurchases of the Notes and if issued, any Additional Notes;
(18)    any Investment to the extent made using Equity Interests of the Issuer (other than Disqualified Equity Interests) or Equity Interests of any Parent as consideration;
(19)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(20)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;
(21)    Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;
(22)    contributions to a ‘‘rabbi’’ trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer; and
(23)    other Investments (including, without limitation, Investments in joint ventures but excluding Investments in Unrestricted Subsidiaries) in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided that, in the event of an Investment in any Person that is not a Restricted Subsidiary, such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of Equity Interests of the Issuer.
The amount of Investments outstanding at any time pursuant to clause (23) above shall be deemed to be reduced:
(a)    upon the disposition or repayment of or return on any Investment made pursuant to clause (23) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and
(b)    upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (23) above.
“Permitted Liens” means the following types of Liens:
(1)    Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;
(2)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;
(3)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(4)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(5)    judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;
(6)    easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;
(7)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;
(8)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary (including surety bonds incurred in the ordinary course of business), including rights of offset and setoff;
(9)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(10)    leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries, taken as a whole;
(11)    Liens arising from filing Uniform Commercial Code financing statements regarding leases;
(12)    Liens securing all of the Notes and Liens securing any Note Guarantee;
(13)    Liens existing on the Issue Date;
(14)    Liens in favor of the Issuer or a Restricted Subsidiary;
(15)    Liens securing (a) Indebtedness under any Credit Facility incurred pursuant to clause (1) of Section 4.10(b) hereof and (b) Hedging Obligations relating to Indebtedness permitted to be incurred under this Indenture and (c) Indebtedness incurred under clause (10)(B) of Section 4.10(b) hereof,
(16)    Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;
(17)    Liens securing Acquired Indebtedness (other than Indebtedness incurred in connection with, or in contemplation of, the acquisition of, or a merger with, the Person being acquired) permitted to be incurred under this Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;
(18)    Liens on assets or Equity Interests of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any Restricted Subsidiary (and not created in anticipation or contemplation thereof);
(19)    Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (16), (17) and (18), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);
(20)    Liens on assets of a Restricted Subsidiary that is not a Guarantor;
(21)    Liens to secure Attributable Indebtedness and/or that are incurred pursuant to this Indenture; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;
(22)    Liens on cash set aside at the time of the incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;
(23)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(24)    Liens on or sales of receivables;
(25)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the normal course of business in accordance with the past practices of the Issuer and its Restricted Subsidiaries prior to the Issue Date;
(26)    Liens encumbering property or assets being created, constructed or developed arising from progress or partial payments by a customer of the Issuer or its Restricted Subsidiaries relating to such property or assets;

(27) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;
(28) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;
(29) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 4.16 hereof, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien; and
(30)    Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $15.0 million at any one time outstanding.
“Permitted Payments to Parent” means:
(1)    Permitted Tax Payments to Parent;
(2)    (a) the payment by the Issuer to any Affiliate of the Issuer of management fees of not more than $1.5 million or (b) the reimbursement to any such Affiliate of related expenses of not more than $1.0 million, in the case of (a) or (b), in the aggregate in any calendar year;
(3)    payments, directly or indirectly, to a Parent if the proceeds are used to pay general corporate and overhead expenses (including, without limitation, in respect of administrative, legal and accounting services) incurred in the ordinary course of its business as a holding company of the Issuer and its Subsidiaries; and
(4)    payments, directly or indirectly, to a Parent if the proceeds are used to pay reasonable and customary directors fees payable to, and indemnity provided on behalf of, the Board of Directors of such Parent, indemnity provided on behalf of officers of Parent, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business.
“Permitted Tax Payments to Parent” means payments, directly or indirectly, to a Parent to be used by a Parent to pay (x) consolidated, combined or similar federal, state and local taxes payable by a Parent and directly attributable to (or arising as a result of) the operations of the Issuer and its Subsidiaries and (y) franchise or similar taxes and fees of a Parent required to maintain such Parent’s corporate or other existence and other taxes; provided that:
(a)    for so long as the Issuer is the only direct subsidiary of a Parent, (i) the amount of such dividends, distributions or advances paid shall not exceed the amount (x) that is the lesser of (1) the amount that would be due with respect to a consolidated, combined or similar federal, state or local tax return that included the Issuer and its Subsidiaries for which the Issuer would be the corporate parent and (2) the net amount of the relevant tax that a Parent actually owes to the relevant taxing authority, plus (y) the actual amount of such franchise or similar taxes and fees of a Parent required to maintain such Parent’s corporate or other existence; and (ii) such payments are used by a Parent for such purposes within 60 days of the receipt of such payment; and

(b)    if there is any direct subsidiary of a Parent other than the Issuer, the amount of such dividends, distributions or advances paid shall not exceed the amount that would be due with respect to a consolidated, combined or similar federal, state or local tax return that included the Issuer and its Subsidiaries for which the Issuer would be the corporate parent.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.
“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.
“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.
“Private Exchange Notes” has the meaning given to it in the Registration Rights Agreement.
“Private Placement Legend” means the legends initially set forth on the Notes in the form set forth in Exhibit B.
“Public Equity Offering” means an underwritten primary public offering of common stock of Parent or the Issuer pursuant to (x) applicable Canadian securities laws or (y) an effective registration statement under the Securities Act, other than public offerings of common stock of a Parent or the Issuer registered on Form S-4 or Form S-8.
“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment (including, without limitation, acquisitions of the Equity Interests of a Person that becomes a Restricted Subsidiary, to the extent of the Fair Market Value of the real or personal property so acquired, plus goodwill associated therewith) used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred not later than 120 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.
“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).
“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.
“Ratio Exception” has the meaning set forth in the proviso in the first paragraph of Section 4.10 hereof.
“Record Date” means the applicable Record Date specified in the Notes.
“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value (including the payment of any premium or payment of accrued interest); and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of Section 5 of the Notes or Article Three.
“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.
“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.
“Redesignation” has the meaning given to such term in Section 4.17 hereof.
“refinance” means to refinance, repay, prepay, replace, renew or refund.
“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary incurred or issued in exchange for, or the proceeds of which are used, within 120 days of such issuance or receipt of such proceeds, to redeem, refund, defease or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:
(1)    the principal amount (or accreted value, in the case of Indebtedness issued at a discount) or liquidation preference of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) or liquidation preference of the Refinanced Indebtedness plus the amount of accrued and unpaid interest or accumulated and unpaid dividends on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;
(2)    the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;
(3)    if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4)     the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the final stated maturity of the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and
(5)    the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.
“Registered Exchange Offer” has the meaning set forth in the Registration Rights Agreement.
“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date among the Issuer, the Guarantors and Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as Initial Purchasers.
“Regulation S” means Regulation S under the Securities Act.
“Required Rating Agencies” means both Moody’s and S&P or their respective successors; provided that if either Moody’s or S&P (or their respective successors) is no longer conducting business or is no longer rating companies in the Issuer’s industry generally, then Required Rating Agencies means either Moody’s or S&P (or their respective successors), as applicable.
“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.
“Restricted Payment” means any of the following:
(1)    the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or any of its Restricted Subsidiaries, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;
(2)    the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;
(3)    any Investment other than a Permitted Investment; or

(4)    any voluntary or optional principal repayment, or voluntary or optional redemption, of any Subordinated Indebtedness (in each case, other than intercompany Indebtedness owed to the Issuer or a Guarantor) prior to the scheduled maturity or prior to any scheduled repayment of principal, sinking fund payment, or amortization or other installment payment, as the case may be, in respect of such Subordinated Indebtedness (other than the redemption of any Subordinated Indebtedness in anticipation of satisfying a scheduled maturity, sinking fund, principal or amortization or other installment obligation, in each case due within 180 days of the date of such redemption).
“Restricted Payments Basket” has the meaning given to such term in the first paragraph of Section 4.12 hereof.
“Restricted Security” means a Note that constitutes a “Restricted Security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.
“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.
“Rule 144A” means Rule 144A under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.
“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.
“SEC” means the U.S. Securities and Exchange Commission.
“Secretary’s Certificate” means a certificate signed by the Secretary or an Assistant Secretary of the Issuer.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.
“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Issuer, accounted for more than 10% of the consolidated revenues of the Issuer and the Guarantors or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer and the Guarantors, all as set forth on the most recently available consolidated financial statements of the Issuer for such fiscal year provided that, in the case of clause (9) of Section 9.02(b) hereof, any reference in this definition to 10% shall be substituted with a reference to 5%.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Note Guarantee.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.
“Suspended Covenants” has the meaning given to such term in Section 4.21.
“Temporary Regulation S Global Note” has the meaning given to such term in Section 2.01 hereof.
“Total Assets” means, with respect to any Person, as of any date, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, as shown on the most recent internal balance sheet of such Person available as of such date, prepared in accordance with GAAP.
“Transaction Date” has the meaning given to such term in the definition of “Consolidated Interest Coverage Ratio.”
“Transactions” means the transactions contemplated by (i) the offering of the Notes and (ii) the redemption of the Issuer’s 9.75% Senior Notes due 2014.
“Treasury Rate” means with respect to a Make-Whole Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) that has become publicly available at least two Business Days prior to either, at the sole discretion of the Issuer, (a) such Make-Whole Redemption Date or (b) the date a notice of redemption is delivered (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) as determined by the Issuer, most nearly equal to the period from such Make-Whole Redemption Date to April 15, 2016; provided, however, that if the period from such Make-Whole Redemption Date to April 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor and any and all subsequent successors.
“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.17 hereof and (2) any Subsidiary of an Unrestricted Subsidiary.
“U.S. Government Obligations” means direct noncallable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.
“U.S. Legal Tender” means such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.
“ValueAct” means ValueAct Capital Master Fund, L.P. and its Affiliates and successors.
“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or for only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.
“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, as calculated by the Issuer, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

SECTION 1.02.    Other Definitions.

Term	Defined in Section
“Additional Notes”	2.02
“Affiliate Transaction”	4.14
“Authentication Order”	2.02
“Change of Control Offer”	4.09
“Change of Control Payment Date”	4.09
“Change of Control Purchase Price”	4.09
“Covenant Defeasance”	8.02
“Excess Proceeds”	4.16
“Global Note”	2.01
“Guarantee Obligations”	10.01
“Legal Defeasance”	8.02
“Make-Whole Redemption Date”	3.07
“Net Proceeds Deficiency”	4.16
“Net Proceeds Offer”	4.16
“Net Proceeds Payment Date”	4.16
“Offered Price”	4.16
“Pari Passu Indebtedness Price”	4.16
“Participants”	2.15
“Paying Agent”	2.03
“Payment Amount”	4.16
“Permitted Indebtedness”	4.10
“Physical Notes”	2.01
“Ratio Exception”	4.10
“Redesignation”	4.17
“Registrar”	2.03
“Regulation S Global Note”	2.01
“Restricted Payments Basket”	4.12
“Successor”	5.01
“Suspended Covenants”	4.21
“Transaction Date”	1.01

SECTION 1.03.    Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture refers to a provision of the Trust Indenture Act, such provision is incorporated by reference in, and made a part of, this Indenture. The following Trust Indenture Act terms used in this Indenture have the following meanings:
“indenture securities” means the Notes.
“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.
“indenture trustee” or “institutional trustee” means the Trustee.
“obligor” on the indenture securities means the Issuer, any Guarantor or any other obligor on the Notes.
All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.
SECTION 1.04.    Rules of Construction.
Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    words in the singular include the plural, and words in the plural include the singular;
(5)    provisions apply to successive events and transactions;
(6)    “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and
(7)    the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation.”
ARTICLE TWO
THE NOTES

SECTION 2.01.    Form and Dating.
The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and show the date of its authentication. Each Note shall have an executed Note Guarantee from each of the Guarantors existing on the Issue Date endorsed thereon substantially in the form of Exhibit E.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note or Note Guarantee conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a single permanent global Note in registered form, substantially in the form set forth in Exhibit A (the “144A Global Note”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B.
Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single temporary global Note in registered form, substantially in the form of Exhibit A (the “Temporary Regulation S Global Note”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B. After the expiration of the 40-day distribution compliance period (as defined in Regulation S) beneficial interests in each Temporary Regulation S Global Note will be exchanged pursuant to Section 2.16 and the rules and procedures of the Depository for beneficial interests in a single permanent global Note in registered form substantially in the form of Exhibit A (the “Permanent Regulation S Global Note,” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B. The 144A Global Notes and the Regulation S Global Note are referred to collectively in this Indenture as the “Initial Global Notes.”
The initial offer and resale of the Notes shall not be to an Institutional Accredited Investor. The Notes resold to Institutional Accredited Investors in connection with the first transfer made pursuant to Section 2.16(a) shall be issued as Physical Notes (as defined in the second succeeding paragraph).
Notes issued after the Issue Date shall be issued initially in the form of one or more global Notes in registered form, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear any legends required by applicable law (together with the Initial Global Notes, the “Global Notes”) or as Physical Notes (as defined in the succeeding paragraph).
The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided. Notes issued in exchange for interests in a Global Note pursuant to Section 2.16 may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A and bearing the applicable legends, if any (the “Physical Notes”).
SECTION 2.02.    Execution, Authentication and Denomination; Additional Notes; Exchange Notes.
One Officer of the Issuer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes by manual or facsimile signature. One Officer of a Guarantor (who shall have been duly authorized by all requisite corporate actions) shall sign the Note Guarantee for such Guarantor by manual or facsimile signature.

If an Officer whose signature is on a Note or Note Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note or the Note Guarantees, as the case may be, the Note shall nevertheless be valid.
A Note (and the Note Guarantees in respect thereof) shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee shall authenticate (i) on the Issue Date, Notes for original issue in the aggregate principal amount not to exceed $250,000,000 (the “Initial Notes”), (ii) additional Notes (the “Additional Notes”) having identical terms as the Initial Notes, except for the issue date, in an unlimited aggregate principal amount (so long as not otherwise prohibited by the terms of this Indenture, including, without limitation, Section 4.10) and (iii) Exchange Notes or Private Exchange Notes (x) in exchange for a like principal amount of Initial Notes or (y) in exchange for a like principal amount of Additional Notes in each case upon a written order of the Issuer in the form of a certificate of an Officer of the Issuer (an “Authentication Order”). Each such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Exchange Notes, Private Exchange Notes, Temporary Notes or Additional Notes and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request. In addition, with respect to authentication pursuant to clause (ii) or (iii) of the first sentence of this paragraph, the first such Authentication Order from the Issuer shall be accompanied by an Opinion of Counsel of the Issuer in a form reasonably satisfactory to the Trustee.
All Notes issued under this Indenture shall be treated as a single class for all purposes under this Indenture. The Additional Notes and the Private Exchange Notes shall bear any legend required by applicable law, stock exchange rule or usage.
The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer. The Trustee shall have the right to decline to authenticate and deliver any Notes under this Indenture if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability.
The Notes shall be issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000.
SECTION 2.03.    Registrar and Paying Agent.
The Issuer shall maintain or cause to be maintained an office or agency in the city and state of New York where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may, subject to Section 2 of the Notes, be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain or cause to be maintained an office or agency in the city and state of New York, for such purposes. The Issuer may act as Registrar or Paying Agent, except that for the purposes of Article Eight, neither the Issuer nor any Affiliate of the Issuer shall act as Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer, upon notice to the Trustee, may have one or more co-registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.
The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee, in advance, of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.
SECTION 2.04.    Paying Agent To Hold Assets in Trust.
The Issuer shall require each Paying Agent other than the Trustee or the Issuer or any Subsidiary to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.
SECTION 2.05.    Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders, which list maybe conclusively relied upon by the Trustee.
SECTION 2.06.    Transfer and Exchange.
Subject to Sections 2.15 and 2.16, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duty authorized in writing. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Without the prior written consent of the Issuer, the Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business

15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part, and (iii) beginning at the opening of business on any Record Date and ending on the close of business on the related Interest Payment Date.
Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) in accordance with the applicable legends thereon, and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.
SECTION 2.07.    Replacement Notes.
If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met. Such Holder must provide an indemnity bond or other indemnity or security, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.
Every replacement Note shall be an additional obligation of the Issuer and every replacement Note Guarantee shall constitute an additional obligation of the Guarantor thereof.
The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of lost, destroyed or wrongfully taken Notes.
SECTION 2.08.    Outstanding Notes.
Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer, the Guarantors or any of their respective Affiliates hold the Note (subject to the provisions of Section 2.09).
If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest ceases to accrue. If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.
SECTION 2.09.    Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has been informed in writing as so owned shall be disregarded.
SECTION 2.10.    Temporary Notes.
Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes. but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes. Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.
SECTION 2.11.    Cancellation.
The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary), and no one else, shall cancel and, at the written direction of the Issuer, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures, and shall deliver certification of such destruction to the Issuer. Subject to Section 2.07, the Issuer may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Issuer or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.
SECTION 2.12.    Defaulted Interest.
If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner. The Issuer may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before any such subsequent special record date, the Issuer shall mail or cause to be mailed (or upon written request by the Issuer to the Trustee, the Trustee shall mail or cause to be mailed at the expense of the Issuer) to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.
SECTION 2.13.    CUSIP and ISIN Numbers.
The Issuer in issuing the Notes may use “CUSIP” or “ISIN” numbers, and if so, the Trustee shall use the “CUSIP” or “ISIN” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the “CUSIP” or “ISIN” numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer will promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

SECTION 2.14.    Deposit of Moneys.
Subject to Section 2 of the Notes, prior to 10:00 a.m. New York time on each Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, as the case may be.
SECTION 2.15.    Book-Entry Provisions for Global Notes.
(a)    The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit B, as applicable.
Members of, or participants in, the Depository (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.
(b)    Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.16. In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if the Depository notifies the Issuer that it is unwilling or unable to act as Depository for any Global Note, the Issuer so notifies the Trustee in writing and a successor Depository is not appointed by the Issuer within 90 days of such notice. Upon any issuance of a Physical Note in accordance with this Section 2.15(b), the Trustee is required to register such Physical Note in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Physical Notes shall bear the applicable legends, if any.
(c)    In connection with any transfer or exchange of a portion of the beneficial interest in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee, upon receipt of an Authentication Order, shall authenticate and deliver, one or more Physical Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in the Global Note so transferred.
(d)    In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Issuer shall execute, (ii) the Guarantors shall execute notations of Note Guarantees on and (iii) the Trustee shall upon receipt of an Authentication

Order authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.
(e)    Any Physical Note constituting a Restricted Security delivered in exchange for an interest in a Global Note pursuant to paragraph (b) or (c) of this Section 2.15 shall, except as otherwise provided by Section 2.16, bear the Private Placement Legend.
(f)    The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.
SECTION 2.16.    Special Transfer and Exchange Provisions.
(a)    Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to any Institutional Accredited Investor which is not a QIB:
(i)    the Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the second anniversary of the Issue Date; provided, however, that neither the Issuer nor any Affiliate of the Issuer has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the second anniversary of the Issue Date or (y) the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit C hereto and any legal opinions and certifications as may be reasonably requested by the Trustee and the Issuer;
(ii)    if the proposed transferee is a Participant holding a beneficial interest in a Global Note, upon receipt by the Registrar of (x) the documents, if any, required by clause (y) of paragraph (i) above and (y) instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount.
(b)    Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to a QIB:
(i)    the Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the second anniversary of the Issue Date; provided, however, that neither the Issuer nor any Affiliate of the Issuer has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the second anniversary of the Issue Date or (y) such transfer is being made by a proposed transferor who has checked the box provided for on the applicable Global Note stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the applicable Global Note stating, or has otherwise advised the Issuer and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;
(ii)    if the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the 144A Global Note, upon receipt by the Registrar of the Physical Note and written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its book and records the date and an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and
(iii)    if the proposed transferor is a Participant seeking to transfer an interest in the Regulation S Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of the Notes to be transferred.
(c)    Transfers of Interests in the Temporary Regulation S Global Note. The following provisions shall apply with respect to the registration of any proposed transfer of interests in the Temporary Regulation S Global Note:
(i)    the Registrar shall register the transfer of an interest in the Temporary Regulation S Global Note, whether or not such Global Note bears the Private Placement Legend if the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit D stating, among other things, that the proposed transferee is a Non-U.S. Person (except for a transfer to an Initial Purchaser); and
(ii)    if the proposed transferee is a Participant, upon receipt by the Registrar of the documents referred to in clause (i) above, if required, and instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Temporary Regulation S Global Note in an amount equal to the principal amount of the Physical Notes or 144A Global Note, as the case may be, to be transferred, and the Trustee shall cancel the Physical Note, if any, so transferred or decrease the amount of the 144A Global Note.
(d)    Transfers to Non-U.S. Persons. The following provisions shall apply with respect to any transfer of a Restricted Security to a Non-U.S. Person under Regulation S:
(i)    the Registrar shall register any proposed transfer of a Restricted Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit D from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Issuer may reasonably request; and
(ii)    (a) if the proposed transferor is a Participant holding a beneficial interest in the Rule 144A Global Note or the Note to be transferred consists of Physical Notes, upon receipt by the Registrar of (x) the documents required by paragraph (i) and (y) instructions in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note to be transferred or cancel the Physical Notes to be transferred, and (b) if the proposed transferee is a Participant, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the Rule 144A Global Note or the Physical Notes, as the case may be, to be transferred.
(e)    Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Global Notes and/or Physical Notes not bearing the Private Placement Legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Initial Global Notes or Physical Notes, as the case may be, tendered for acceptance in accordance with the Exchange Offer and accepted for exchange in the Exchange Offer.
(f)    Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
(g)    Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend unless otherwise required by applicable law, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been offered and sold (including pursuant to the Exchange Offer) pursuant to an effective registration statement under the Securities Act.
(h)    General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.
The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or Section 2.16. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
The Trustee shall have no responsibility for the actions or omissions of the Depository, or the accuracy of the books and records of the Depository.
(i)    Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof, and the Trustee shall deliver certification of such destruction to the Issuer. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.
ARTICLE THREE
REDEMPTION

SECTION 3.01.    Notices to Trustee.
If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed. The Issuer shall give notice of redemption to the Trustee at least 45 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee), together with such documentation and records as shall enable the Trustee to select the Notes to be redeemed.
SECTION 3.02.    Selection of Notes To Be Redeemed.
The Trustee will select the Notes to be redeemed on a pro rata basis or on as nearly a pro rata basis as practicable or by lot (subject to the procedures of the Depository) unless that method is otherwise prohibited.
No Notes of $2,000 or less shall be redeemed in part.
SECTION 3.03.    Notice of Redemption.
At least 30 days but not more than 60 days before a Redemption Date, the Issuer shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address and to the Trustee. At the Issuer’s request, the Trustee shall forward the notice of redemption in the Issuer’s name and at the Issuer’s expense. Each notice for redemption shall identify the Notes (including the CUSIP or ISIN number) to be redeemed and shall state:
(1)    the Redemption Date;
(2)    the Redemption Price and the amount of accrued interest, if any, to be paid;

(3)    the name and address of the Paying Agent;
(4)    that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;
(5)    that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;
(6)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender and cancellation of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;
(7)    the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption; and
(8)    the Section of the Notes or this Indenture, as applicable, pursuant to which the Notes are to be redeemed.
The notice of redemption, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to any Equity Offering, the consummation of such Equity Offering).
SECTION 3.04.    Effect of Notice of Redemption.
Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to, but not including, the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates. On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption unless the Issuer shall have not complied with its obligations pursuant to Section 3.05.
SECTION 3.05.    Deposit of Redemption Price.
On or before 10:00 a.m. New York time on the Redemption Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, of all Notes to be redeemed on that date.
If the Issuer complies with the preceding paragraph, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.
SECTION 3.06.    Notes Redeemed in Part.
If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. In the case of certificated Notes, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note or Notes shall be issued in the name of the Holder thereof upon surrender and cancellation of the original Note or Notes.
SECTION 3.07.    Optional Redemption.
(a)    The Issuer may redeem the Notes, in whole or in part, at any time on or after April 15, 2016. The Redemption Price for the Notes (expressed as a percentage of principal amounts) will be as follows, plus accrued and unpaid interest to the Redemption Date, if redeemed during the 12-month period commencing on April 15 of any year set forth below:

Year	Redemption Price
2016	104.750%
2017	102.375%
2018 and thereafter	100.000%

(b)    At any time prior to April 15, 2016, the Notes may also be redeemed by or on behalf of the Issuer, in whole, or in part, at the Issuer’s option (a “Make-Whole Redemption”), at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest and Additional Interest, if any, to, the date of redemption pursuant to such Make-Whole Redemption (the “Make-Whole Redemption Date”).
(c)    At any time prior to April 15, 2016, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes issued under this Indenture with the net cash proceeds of one or more Equity Offerings at a Redemption Price (expressed as a percentage of principal amount) of 109.500% of the principal amount thereof plus accrued and unpaid interest to the Redemption Date; provided that not less than 65% of the original aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such Equity Offering.
(d)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Unless the Issuer defaults in the payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
SECTION 3.08.    Mandatory Redemption.
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE FOUR
COVENANTS

SECTION 4.01.    Payment of Notes.
The Issuer shall pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes, the Registration Rights Agreement and this Indenture. An installment of principal of, or interest on, the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
The Issuer shall pay interest on overdue principal (including, without limitation, post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the same rate per annum borne by the Notes.
SECTION 4.02.    Maintenance of Office or Agency.
The Issuer shall maintain in the city and state of New York, the office or agency required under Section 2.03 hereof (which may be an office of the Trustee or an affiliate of the Trustee or Registrar). The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02 hereof.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby initially designates Deutsche Bank Trust Company Americas, with offices located at 60 Wall Street, 27th Floor MS: NYC 60-2710, New York, New York 10005, Attention: Corporates Team - Seitel, Inc. 2013, as such office of the Issuer in accordance with Section 2.03.
SECTION 4.03.    Corporate Existence.
Except as otherwise permitted by Article Five, the Issuer shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and material franchises of the Issuer and each of its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, franchise or corporate existence with respect to itself or any Restricted Subsidiary, if the Board of Directors determines that the loss thereof would not, individually or in the aggregate, have a material adverse effect on the Issuer and the Guarantors, taken as a whole.
SECTION 4.04.    Payment of Taxes.

The Issuer and the Guarantors shall, and shall cause each of the Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of the Restricted Subsidiaries or upon the income, profits or property of it or any of the Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a liability or Lien upon the property of it or any of the Restricted Subsidiaries which would reasonably be expected to have a material adverse effect on the Issuer and the Guarantors taken as a whole; provided, however, that the Issuer and the Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the applicability or validity of whose amount is being contested in good faith by appropriate actions and for which appropriate provision has been made, or any such tax, assessment, charge or claim that would not reasonably be expected to have a material adverse effect on the Issuer and the Guarantors taken as a whole.
SECTION 4.05.    Intentionally Omitted.
SECTION 4.06.    Compliance Certificate; Notice of Default.
(e)    The Issuer shall deliver to the Trustee, within 120 days after the close of each fiscal year of the Issuer, an Officers’ Certificate which shall comply with the requirements of Trust Indenture Act § 314 stating that a review of the activities of the Issuer and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuer and the Guarantors during such preceding fiscal year have kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall specify such Default and what action, if any, the Issuer has taken, is taking or proposes to take with respect thereto. The Officers’ Certificate shall also notify the Trustee if the Issuer elects to change the manner in which it fixes the fiscal year end.
(f)    The Issuer shall deliver to the Trustee promptly and in any event within seven days after any Officer of the Issuer becomes aware of the occurrence of any Default an Officers’ Certificate specifying the Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.
SECTION 4.07.    [Reserved].
SECTION 4.08.    Waiver of Stay, Extension or Usury Laws.
The Issuer and each Guarantor covenants (to the extent permitted by applicable law) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Issuer or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Note Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09.    Change of Control.
Upon the occurrence of any Change of Control, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, each Holder shall have the right to require that the Issuer purchase that Holder’s Notes pursuant to a Change of Control Offer (the “Change of Control Offer”). In the Change of Control Offer, the Issuer shall offer to pay an amount in cash (the “Change of Control Purchase Price”) equal to 101% of the principal amount of Notes to be purchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer shall mail, or cause to be mailed, a notice to each Holder (or deliver a notice pursuant to the procedures of the DTC) describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described below. Such notice shall state:
(1)    that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes tendered and not withdrawn shall be accepted for payment;
(2)    the Change of Control Price (including the amount of accrued interest) and the Change of Control Payment Date;
(3)    that any Note not tendered shall continue to accrue interest;
(4)    that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(5)    that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
(6)    that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and
(7)    that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered (equal to $2,000 or an integral multiple of $1,000 in excess thereof).
On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:
(i)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)    deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and
(iii)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.
The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Purchase Price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making of the Change of Control Offer.
The Issuer shall cause the Change of Control Offer to remain open for at least 20 Business Days or for such longer period as may be required by law. The Issuer shall comply, and shall cause any third party making a Change of Control Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 4.09, the Issuer shall not be deemed to have breached its obligations under this Section 4.09 by virtue of complying with such laws or regulations.
SECTION 4.10.    Limitation on Indebtedness.
The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (other than the Notes and the Note Guarantees existing on the Issue Date and the related Guarantees thereof and Indebtedness existing on the Issue Date); provided, however, that the Issuer may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (a) the Consolidated Interest Coverage Ratio would be greater than 2.0:1 and (b) the Consolidated Debt Ratio would be less than or equal to 3.0:1 (the “Ratio Exception”).
Notwithstanding the above, the Issuer and any Restricted Subsidiary (except as specified below) shall be permitted to incur each and all of the following (the “Permitted Indebtedness”).
(1)    Indebtedness of the Issuer and any Restricted Subsidiary under a Credit Facility in an aggregate amount at any time outstanding not to exceed the greater of (x) $50.0 million and

(y) 85% of the net book value of trade accounts receivable of the Issuer and its Restricted Subsidiaries on a consolidated basis at such time;
(2)    Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clause (1) above, and after giving effect to the intended use of proceeds of the Notes);
(3)    Indebtedness under Hedging Obligations not for the purpose of speculation;
(4)    Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that (a) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (4) and (b) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor Subsidiary, such Indebtedness must be expressly subordinated, in right of payment to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor;
(5)    Indebtedness in respect of (a) indemnity, judgment, tax, bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, and Indebtedness in respect of bankers’ acceptances, workers’ compensation claims, or appeal bonds and payment obligations in connection with self-insurance of similar obligations, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit in respect of any of the foregoing (in each case other than for an obligation for money borrowed); (b) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (c) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;
(6)    Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $15.0 million;
(7)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(8)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(9)    Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception or clauses (1), (2), (6), (10), (12) or (14);
(10)    Indebtedness of the Issuer, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in a Change of Control Offer or (B) deposited to defease the Notes as described in Article Eight;

(11)    Guarantees of the Notes and Guarantees of Indebtedness of the Issuer or any of its Restricted Subsidiaries by the Issuer or any other Restricted Subsidiary of the Issuer that was incurred in compliance with this Indenture;
(12)    the incurrence or issuance by the Issuer or any Guarantor of Acquired Indebtedness of Persons that are acquired by the Issuer or any Restricted Subsidiary (including by way of merger or consolidation) in accordance with the terms of this Indenture; provided that such Indebtedness is not incurred in contemplation of such acquisition or merger; provided further that the Consolidated Interest Coverage Ratio immediately after giving effect to such incurrence or issuance would be equal to or greater than the Consolidated Interest Coverage Ratio immediately prior to such incurrence or issuance;
(13)    indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (13) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (13) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;
(14)    Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (14) and then outstanding, will not exceed 100% of the Net Available Proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Equity Interests (other than Disqualified Equity Interests) or otherwise contributed to the equity (other than through the issuance of Disqualified Equity Interests) of the Issuer, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Available Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Available Proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause (14) to the extent the Issuer or any of its Restricted Subsidiaries make a Restricted Payment;
(15)    Indebtedness consisting of promissory notes issued by the Issuer or any of its Subsidiaries to any current or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent entities (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent entities that is permitted by Section 4.12 hereof; provided that such promissory notes must be expressly subordinated in right of payment to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Issuer, or the Guarantees, in the case of a Guarantor;
(16)    Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(17)    additional Indebtedness of the Issuer or additional Indebtedness or Preferred Stock of any Restricted Subsidiary in an aggregate amount or liquidation preference, together with any Refinancing Indebtedness thereof, not to exceed $25.0 million at any time outstanding (which Indebtedness may, but need not be incurred, in whole or in part, under any Credit Facility); provided that the aggregate amount of Indebtedness Incurred pursuant to this clause (17) by Restricted Subsidiaries that are not Guarantors shall not exceed $15.0 million at any time outstanding.
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 4.10, (x) in the event that Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under any Credit Facility on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (17) above as having been incurred pursuant to any type of Indebtedness described in this Section 4.10 so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification. Indebtedness permitted by this Section 4.10 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.10 permitting such Indebtedness. The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP. In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.10, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.
Notwithstanding any other provision of this Section 4.10, the maximum amount of Indebtedness that may be outstanding pursuant to this Section 4.10 shall be deemed not to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.
The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests shall be deemed not to be an incurrence of Indebtedness for purposes of this Section 4.10.
SECTION 4.11.    Limitation on Layering Indebtedness.
The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary (i) by virtue of being unsecured or secured by a junior priority lien, (ii) by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or (iii) by virtue of the fact that there are distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Indebtedness.
SECTION 4.12.    Limitation on Restricted Payments.
(a)    The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:
(1)    a Default shall have occurred and be continuing or shall occur as a consequence thereof;
(2)    the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Ratio Exception; or
(3)    the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (6), (7), (8), (10), (11), (12), (13), (14) or (16) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):
(a)    50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the first full fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus
(b)    100% of the aggregate net cash proceeds and the Fair Market Value of property and marketable securities received by the Issuer either (x) as contributions to the capital of the Issuer after the Issue Date (other than Excluded Contributions) or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (A) any such proceeds which are used to redeem Notes in accordance with Section 3.07(c) hereof or (B) any such proceeds or assets received from a Subsidiary of the Issuer, plus
(c)    the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) permitted by this Indenture to be incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus
(d)    in the case of the disposition or repayment of or return on (including but not limited to payments of interest on Indebtedness, dividends, repayments of loans or advances, other transfers of assets or releases of any guarantees) any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash, marketable securities or other property (in each case valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment, plus
(e)    In the event that the Issuer and/or any Restricted Subsidiary has made Investments (the “Initial Investments”) in a Person that were previously treated as Restricted Payments and the Issuer or such Restricted Subsidiary makes a subsequent Investment (the “Subsequent Investment”) in such Person that, as a consequence of or in connection with the Subsequent Investment, results in such Person becoming a Restricted Subsidiary, an amount equal to the lesser of (i) the Fair Market Value of the Initial Investments immediately prior to the consummation of the Subsequent Investment, and (ii) the amount of the Initial Investments to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced, plus
(f)    upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced, plus
(g)    $25.0 million.
(b)    The foregoing provisions shall not prohibit:
(1)    the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Indenture;
(2)    the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of a sale made within 120 days of, Qualified Equity Interests or capital contribution to the Issuer;
(3)    the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of a sale made within 120 days of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of a sale made within 120 days of, Refinancing Indebtedness permitted to be incurred under Section 4.10 hereof and the other terms of this Indenture or (c) out of the proceeds of a capital contribution to the Issuer;
(4)    the repurchase, redemption or other acquisition of Equity Interests of the Issuer or any of its Subsidiaries from employees, former employees, consultants, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), and any dividend payment or other distribution by the Issuer or any Restricted Subsidiary to a Parent utilized for the repurchase, redemption or other acquisition of any Equity Interests of such Parent held by employees, former employees, directors or former directors of a Parent or its Subsidiaries or permitted transferees, heirs or estates of such employees, former employees, directors or former directors pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of a Parent of the Issuer under which such individuals purchase or sell, or are granted the option to purchase or sell, such Equity Interests; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $5.0 million in any calendar year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over, but only to the next calendar year);
(5)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of a sale made within 120 days of Preferred Stock of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 4.10 hereof;
(6)    repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent a portion of the exercise price thereof;
(7)    payments or distributions, to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Issuer that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Issuer;
(8)    Investments acquired as a capital contribution to the Issuer, or in exchange for, or out of the proceeds of a sale made within 120 days of, Qualified Equity Interests;
(9)    the payment (A) by the Issuer or any Restricted Subsidiary to a Parent, which payment is used by a Parent, following an initial Public Equity Offering by a Parent, to pay dividends of up to 6% of the net cash proceeds received by a Parent in such Public Equity Offering (or any subsequent Public Equity Offering) that are contributed to the Issuer by such Person, in any form other than Disqualified Equity Interests or Indebtedness, or (B) by the Issuer, following an initial Public Equity Offering by the Issuer, to pay dividends of up to 6% of the net cash proceeds received by the Issuer in such initial Public Equity Offering (or any subsequent Public Equity Offering by the Issuer);
(10)    Permitted Payments to Parent;
(11)    the declaration and payment of regularly scheduled or accumulated dividends to holders of (i) any class or series of Disqualified Equity Interests of the Issuer or any Restricted Subsidiary or (ii) Preferred Stock of a Restricted Subsidiary, in each case, which Disqualified Equity Interests or Preferred Stock were issued after the Issue Date in accordance with the terms of this Indenture;
(12)    upon the occurrence of a Change of Control and within 60 days after completion of a Change of Control Offer in accordance with the terms of this Indenture (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Indebtedness or Disqualified Equity Interests of the Issuer that is required to be repurchased or redeemed pursuant to the terms thereof as a result of a Change of Control, at a purchase price not greater than 101%

of the outstanding principal amount, or liquidation preference thereof (plus accrued and unpaid interest or accumulated dividends thereon);
(13)    Restricted Payments in an amount not to exceed the aggregate amount of Excluded Contributions;
(14)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Equity Interests pursuant to the provisions similar to those described in Section 4.16 hereof, provided that a Net Proceeds Offer has been made in accordance with the terms of this Indenture and all Notes tendered by Holders in connection with such offers, as applicable, have been repurchased, redeemed or acquired for value;
(15)    dividends or other distributions of Equity Interests of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries; and
(16)    other Restricted Payments in an aggregate amount with all other Restricted Payments described in this clause (16) not to exceed $16.5 million.
For purposes of determining compliance with this Section 4.12, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including, without limitation, the first paragraph of this Section 4.12, the Issuer, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.
SECTION 4.13.    Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries.
The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(a)    pay dividends or make any other distributions on or in respect of its Equity Interests;
(b)    make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or
(c)    transfer any of its assets to the Issuer or any other Restricted Subsidiary;
provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.
The provisions of the preceding paragraph will not prohibit:

(1)    encumbrances or restrictions existing under or by reason of applicable law, rule, regulation or order;
(2)    encumbrances or restrictions existing under this Indenture, the Notes and the Note Guarantees;
(3)    non-assignment provisions of any contract or any lease entered into in the ordinary course of business;
(4)    encumbrances or restrictions existing under agreements existing on the date of this Indenture (including, without limitation, the Credit Facility) as in effect on that date;
(5)    restrictions relating to any Lien permitted under this Indenture imposed by the holder of such Lien;
(6)    restrictions imposed under any agreement to sell such assets permitted under this Indenture to any Person pending the closing of such sale, including, but not limited to, with respect to a Restricted Subsidiary, restrictions imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests of, or property and assets of, such Restricted Subsidiary;
(7)    any instrument governing Acquired Indebtedness (other than Indebtedness incurred in connection with, or in contemplation of the acquisition of, or a merger with, the Person being acquired), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;
(8)    any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive taken as a whole (determined in good faith by the Issuer) with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;
(9)    customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of (i) ownership interests in such partnership, limited liability company, joint venture or similar Person or (ii) other assets that are the subject of such agreements or documents;
(10)    encumbrances or restrictions:
(A)    that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B)    existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by this Indenture,

(C)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary, or
(D)    arising under Purchase Money Indebtedness for property acquired in the ordinary course of business;
(11)    encumbrances or restrictions contained in (i) Indebtedness of Foreign Subsidiaries permitted to be incurred under this Indenture or (ii) Indebtedness incurred by a Guarantor after the Issue Date in compliance with the Ratio Exception; provided, that the encumbrances and restrictions in any such agreements taken as a whole are no more restrictive in any material respect than those contained in the agreements described in clause (4) of this paragraph; provided further that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Notes when due;
(12)    any encumbrance or restriction pursuant to the Hedging Obligations; and
(13)    any encumbrances or restrictions imposed by any amendment, refinancing, extension, renewal or replacement of or with respect to the agreements, contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, refinancings, extensions, renewals or replacements are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive taken as a whole with respect to such encumbrances and restrictions than those prior to such amendment, refinancing, extension, renewal or replacement.
Nothing contained in this Section 4.13 shall prevent the Issuer or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.15 hereof or (2) restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuer or any of its Restricted Subsidiaries.
SECTION 4.14.    Limitation on Transactions with Affiliates.
The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer or of any Restricted Subsidiary (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million, unless:
(1)    such Affiliate Transaction is on terms that, taken as a whole, are materially no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time (or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor) on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and
(2)    with respect to any Affiliate Transaction involving an aggregate amount in excess of $15.0 million, a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Board of Directors with respect to such transaction, approving such Affiliate Transaction. Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.
The foregoing restrictions shall not apply to:
(1)    transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;
(2)    director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and issuances of securities related thereto) and indemnification arrangements, in each case, approved by the Issuer’s Board of Directors or an officer;
(3)    the issuance of-securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors and loans to employees of the Issuer and its Subsidiaries, which are approved by the Board of Directors;
(4)    any Permitted Investments or any Restricted Payments not prohibited by Section 4.12;
(5)    (x) any agreement in effect on the Issue Date and disclosed in or expressly contemplated by the Offering Memorandum, as in effect on the Issue Date or any date that it is disclosed in the Offering Memorandum that such agreement shall become effective or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Issuer taken as a whole in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);
(6)    any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;
(7)    transactions with Affiliates that are customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and otherwise in compliance with the terms of this Indenture;
(8)    (a) the existence of, or the performance by the Issuer or any Restricted Subsidiary of their obligation, if any, or obligations of the Issuer under the terms of, any subscription, registration rights or stockholders agreements, partnership agreement or limited liability company agreement to which the Issuer or any Restricted Subsidiary is a party, and (b) issuances or sales of Equity Interests of the Issuer or options (in each case, other than Disqualified Equity Interests), warrants or other rights to acquire such Equity Interests and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;
(9)    any financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services involving the Issuer and any of its Restricted Subsidiaries (including without limitation any payments in cash, Equity Interests or other consideration made by the Issuer or any of its Restricted Subsidiaries in connection therewith) on the one hand and the Permitted Holders and any of their Affiliates, on the other hand, which services (and payments and other transactions in connection therewith) are approved as fair to the Issuer or such Restricted Subsidiary by a majority of the disinterested members of the Board of Directors or, if there is only one disinterested member of the Board of Directors with respect to such transaction, such member;
(10)    transactions with Persons in their capacity as holder of Indebtedness or Equity Interests of the Issuer or any Restricted Subsidiary where such Persons are treated no more favorably than holders of such Indebtedness or Equity Interests generally;
(11)    payment to any Permitted Holder of all reasonable out of pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Issuer and its Subsidiaries;
(12)    transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;
(13)    any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Equity Interests of the Issuer or any of its Restricted Subsidiaries; and
(14)    (a) any transaction with an Affiliate of the Issuer or of a Restricted Subsidiary where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests, or (b) the issuance or sale of any Qualified Equity Interests.
SECTION 4.15.    Limitation on Liens.
The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (an “Initial Lien”) of any nature whatsoever (other than a Permitted Lien) against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens), which Lien secures any Indebtedness, unless contemporaneously therewith:
(1)    in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and
(2)    in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such

Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.
Any Lien created for the benefit of the Holders of the Notes and the Note Guarantees, as applicable, pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
SECTION 4.16.    Limitation on Asset Sales.
The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:
(1)    the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and
(2)    at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.
For purposes of clause (2), the following shall be deemed to be cash:
(a)    the amount (without duplication) of any liabilities (other than Subordinated Indebtedness, a contingent obligation or Indebtedness owed to the Issuer or any Affiliate of the Issuer) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is irrevocably and unconditionally released by the holder of such Indebtedness,
(b)    the amount of any obligations received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received),
(c)    the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii); and
(d)    any combination of the consideration specified in the foregoing clauses (a) through (c).
If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.16.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:
(1)    repay, prepay or repurchase any Indebtedness under any secured Credit Facility or Indebtedness of a Subsidiary that has not guaranteed the Notes, in each case, owing to a Person other than a Parent, the Issuer or any Affiliate of a Parent (except to an Affiliate of a Parent solely in its capacity as a lender under the Credit Agreement);
(2)    repay any Indebtedness which was secured solely by the assets sold in such Asset Sale;
(3)    (A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests (other than Disqualified Equity Interests) in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and/or
(4)    a combination of the repayment and reinvestment permitted by the foregoing clauses (1) through (3).
Pending the final application of any Net Available Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Proceeds in any manner that is not prohibited by this Indenture.
The amount of Net Available Proceeds not applied or invested or committed to be applied or invested within the 365-day period as provided in the paragraph above and remaining unapplied, uninvested and uncommitted at the end of such 365-day period shall constitute “Excess Proceeds.”
When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer shall be required to make an offer to purchase from all Holders on a pro rata basis and, if applicable, redeem (or make an offer to purchase) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:
(1)    the Issuer shall (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Indenture, and (b) redeem (or make an offer to purchase) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;
(2)    the offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture and the redemption or purchase price for such Pari Passu Indebtedness’(the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3)    if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased shall be selected on a pro rata basis; and
(4)    upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the Excess Proceeds subject to such Net Proceeds Offer shall no longer be deemed to be Excess Proceeds.
To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.
Upon the commencement of a Net Proceeds Offer, the Issuer shall send or cause to be sent (or upon written request by the Issuer to the Trustee, Trustee shall send or cause to be sent at the expense of the Issuer), by first-class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Net Proceeds Offer. Any Net Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:
(1)    that the Net Proceeds Offer is being made pursuant to this Section;
(2)    the Payment Amount, the Offered Price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notice is mailed (the “Net Proceeds Payment Date”);
(3)    that any Notes not tendered or accepted for payment shall continue to accrue interest;
(4)    that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest on and after the Net Proceeds Payment Date;
(5)    that Holders electing to have any Notes purchased pursuant to any Net Proceeds Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a depository, if appointed by the Issuer, or the Paying Agent at the address specified in the notice at least three days before the Net Proceeds Payment Date;
(6)    that Holders shall be entitled to withdraw their election if the Issuer, the Depository or the Paying Agent, as the case may be, receives, not later than the Net Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(7)    that if the aggregate principal amount of Notes surrendered by Holders exceeds the Payment Amount allocable to the Notes, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only

Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and
(8)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).
On the Net Proceeds Payment Date, the Issuer shall, to the extent lawful: (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer, subject to proration if the aggregate Notes tendered exceed the Payment Amount allocable to the Notes; (2) deposit with the Paying Agent U.S. Legal Tender equal to the lesser of the Payment Amount allocable to the Notes and the amount sufficient to pay the Offered Price in respect of all Notes or portions thereof so accepted; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer. The Issuer shall publicly announce the results of the Net Proceeds Offer on the Net Proceeds Payment Date.
The Paying Agent shall promptly mail to each Holder of Notes so tendered the Offered Price for such Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. However, if the Net Proceeds Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.
The Issuer shall comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.16, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.16.
SECTION 4.17.    Limitation on Designation of Unrestricted Subsidiaries.
The Board of Directors may designate (a “Designation”) any Restricted Subsidiary (including, without limitation, any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary; provided that (A) any Guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an incurrence of such Indebtedness and an “Investment” by the Issuer or such Restricted Subsidiary at the time of such designation, (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.12 hereof, and (C) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Section 4.10 and Section 4.12 hereof.
If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if the Indebtedness is not permitted to be incurred under Section 4.10 hereof or the Lien is not permitted under Section 4.15 hereof the Issuer shall be in default of the applicable Section.
The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if
(1)    no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and
(2)    all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.
All Designations and Redesignations must be evidenced by an Officers’ Certificate of the Issuer delivered to the Trustee certifying compliance with the foregoing provisions.
SECTION 4.18.    [Reserved].
SECTION 4.19.    Additional Note Guarantees.
If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Subsidiary that has been designated an Unrestricted Subsidiary or any Foreign Subsidiary or Immaterial Subsidiary), (b) any Unrestricted Subsidiary that is not a Foreign Subsidiary is redesignated a Restricted Subsidiary or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:
(1)    execute and deliver to the Trustee (a) a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and
(2)    deliver to the Trustee one or more Opinions of Counsel and an Officers’ Certificate that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.
SECTION 4.20.    Reports.
Whether or not required by the SEC, so long as any Notes are outstanding, from and after the date of effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, the Issuer shall furnish to the Holders of Notes upon request and the Trustee and file electronically with the SEC (unless the SEC will not accept such filing) through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), in each case within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (whether or not the Issuer is then subject to such Sections):
(1)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and
(2)    all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.
Any such reports filed electronically with the SEC shall be deemed to be delivered to the Trustee if notice of such filing is delivered by the Issuer to the Trustee, on the later of (i) the date of filing with the SEC or (ii) delivery of such notice to the Trustee.
In addition, the Issuer has agreed that, at all times prior to the earlier of the date of effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, the Issuer shall, at its cost, deliver to each Holder of the Notes all of the information and reports substantially equivalent to those referred to in clauses (1) and (2) above within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (whether or not the Issuer is then subject to such Sections). The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
In the event that any Parent provides a Note Guarantee and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC, the reports, information and other documents required to be filed and furnished to Holders pursuant to this Section 4.20 may, at the option of the Issuer, be filed by and be those of such Parent rather than the Issuer.
Any such reports delivered or filed by the Issuer with the Trustee shall be considered for informational purposes only and the Trustee’s receipt of such reports shall not constitute notice or actual knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee are entitled to rely exclusively on an Officer’s Certificate).
SECTION 4.21.    Suspension of Certain Covenants.
During any period of time that the Notes have Investment Grade Ratings from the Required Rating Agencies, the Issuer and the Restricted Subsidiaries shall not be subject to Sections 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 5.01(a)(3) and 5.01(b) hereof (collectively, the “Suspended Covenants”).
In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time pursuant to this Section 4.21 and, subsequently, a Required Rating Agency withdraws its rating or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from the Required Rating Agencies, then the Issuer and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to any incurrences, actions or other events undertaken by the Issuer or any Restricted Subsidiary from that time forward, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade shall be calculated in accordance with the terms of Section 4.12 hereof as though such covenant had been in effect during the entire period of time from the Issue Date.No Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and neither the Issuer nor any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the end of a Suspension Period (the last day of a Suspension Period, a “Reversion Date”), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.
On the last day of a Suspension Period, a “Reversion Date”, all Indebtedness incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.10(a) or one of the clauses set forth in Section 4.10(b) (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to Section 4.10, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of Section 4.10(b). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.12 will be made as though the covenants described under Section 4.12 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.12(a).
ARTICLE FIVE
SUCCESSOR CORPORATION

SECTION 5.01.    Mergers, Consolidations, Etc.
(a)    The Issuer shall not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:
(1)    either:
(A)    the Issuer shall be the surviving or continuing Person; or
(B)    the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is an entity organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture, all of the obligations of the Issuer under the Notes, this Indenture and the Registration Rights Agreement; provided that at any time the Successor is a Person other than a corporation, there shall be a co-issuer of the Notes that is a corporation that satisfies the requirements of this Section 5.01(a)(1)(B);
(2)    immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and
(3)    immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, either (a)

the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception or (b) the Consolidated Interest Coverage Ratio would not be less than it was immediately prior to giving effect to such transaction.
For purposes of this Section 5.01, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.
For the avoidance of doubt, this Section 5.01 shall not apply to any action taken by the Issuer not involving any other Person (other than in its capacity as a regulatory or legal authority and other than an Affiliate of the Issuer) resulting in the conversion of the Issuer from a corporation to a limited liability company or a limited partnership organized and validly existing under the laws of the United States of America or any jurisdiction thereof, provided that upon consummation of any such conversion there shall be a co-issuer of the Notes that is a corporation that satisfies the requirements of clauses (1) and (2) of this Section 5.01(a).
(b)    Except as provided in Section 10.04 hereof, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:
(1)    either:
(A)    such Guarantor shall be the surviving or continuing Person; or
(B)    the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by supplemental indenture, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Indenture;
(2)    immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and
(3)    the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable.
For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.
(c)    The foregoing requirements of this Section 5.01 shall not apply to (x) a consolidation or merger of any Guarantor with and into the Issuer or any other Guarantor, so long as the Issuer or such Guarantor, as applicable, survives such consolidation or merger, (y) the sale, exchange or transfer, to any Person not a Subsidiary of the Issuer, of all of the Issuer’s and each Restricted Subsidiary’s Equity Interest in, or all or substantially all of the assets of, a Guarantor in compliance with Section 4.16 hereof, or (z) a reincorporation or conversion of a Guarantor if such reincorporated entity or entity resulting from such conversion succeeds to the liabilities of such Guarantor and in the good faith determination of the Board of Directors of the Guarantor, whose determination shall be evidenced by a board resolution, any such transaction shall not have as one of its purposes the evasion of the foregoing limitations of this Section 5.01.
(d)    Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, shall be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.
(e)    Notwithstanding the foregoing, any Restricted Subsidiary that is not a Guarantor may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.
ARTICLE SIX
DEFAULT AND REMEDIES

SECTION 6.01.    Events of Default.
Each of the following is an “Event of Default”:
(1)    failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;
(2)    failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;
(3)    failure by the Issuer to comply with Section 5.01 hereof or in respect of its obligations to make a Change of Control Offer as described in Section 4.09 hereof;
(4)    failure by the Issuer to comply with any other agreement or covenant in this Indenture and continuance of this failure for 60 consecutive days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;
(5)    default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness for borrowed money of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:
(a)    is caused by a failure to pay at final (but not any interim) fixed maturity principal on such Indebtedness and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default, or

(b)    results in the acceleration of such Indebtedness prior to its express final maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause(a) or (b) has occurred and is continuing, aggregates $16.5 million or more;
(6)    one or more final judgments or orders that exceed $16.5 million in the aggregate (net of amounts covered by insurance or bonded pursuant to an executed written agreement) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and there shall be any period of 60 consecutive days following entry of the final judgment or order during which a stay of enforcement of such final judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect;
(7)    the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(a)    commences a voluntary case,
(b)    consents to the entry of an order for relief against it in an involuntary case,
(c)    consents to the appointment of a Custodian of it or for all or substantially all of its assets, or
(d)    makes a general assignment for the benefit of its creditors;
(8)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(a)    is for relief against the Issuer or any Significant Subsidiary as a debtor in an involuntary case,
(b)    appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or
(c)    orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days; or
(9)    any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee).
SECTION 6.02.    Acceleration.

(a)    If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01 hereof with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, that after any such acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration and its consequences and waive all past Defaults:
(1)    if the rescission would not conflict with any judgment or decree based on such acceleration;
(2)    if all existing Events of Default have been cured or waived except nonpayment of principal and interest that has become due solely because of this acceleration;
(3)    to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;
(4)    if the Issuer has paid to the Trustee and the Agents their respective compensation and reimbursed the Trustee and the Agents for their expenses, disbursements and advances;
(5)    in the event of a cure or waiver of an Event of Default of the type set forth in Section 6.01(7) or (8) hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived; and
(6)    no such rescission shall affect any subsequent Default or impair any right consequent thereto.
Notwithstanding the foregoing, in the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) above shall be remedied or cured by the Issuer, the relevant Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness or the Indebtedness that gave rise to such Event of Default shall have been paid in full within 60 days after the declaration of acceleration with respect thereto.
If an Event of Default specified in clause (7) or (8) of Section 6.01 hereof with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.
SECTION 6.03.    Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.
SECTION 6.04.    Waiver of Past Defaults.
Subject to Sections 2.09, 6.07 and 9.02 hereof, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of principal of, or interest on, any Note as specified in Section 6.01(1) or (2) hereof. The Issuer shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. When a Default or Event of Default is waived, it is cured and ceases.
SECTION 6.05.    Control by Majority.
The Holders of not less than a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to Section 7.01 hereof, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification or security against any loss or expense caused by taking such action or following such direction.
SECTION 6.06.    Limitation on Suits.
No Holder shall have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless the Trustee:
(1)    has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;
(2)    has been offered indemnity satisfactory to it in its reasonable judgment;
(3)    has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.
However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of Section 6.01 hereof).
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.
SECTION 6.07.    Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.08.    Collection Suit by Trustee.
If an Event of Default in payment of principal or interest specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Agents and their respective agents and counsel.
SECTION 6.09.    Trustee May File Proofs of Claim.
The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee and the Agents and their respective agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuer, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Agents any amount due to it for the compensation and reasonable expenses, disbursements and advances of the Trustee and the Agents and their respective agent and counsel, and any other amounts due the Trustee under Section 7.07 hereof. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.
SECTION 6.10.    Priorities.
If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:
First: to the Trustee and the Agents for amounts due under Section 7.07 hereof;
Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;
Third: to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Issuer or, if applicable, the Guarantors, as their respective interests may appear.
The Trustee, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
SECTION 6.11.    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.
ARTICLE SEVEN
TRUSTEE

SECTION 7.01.    Duties of Trustee.
(a)    The Trustee prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Defaults which may have occurred undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
(b)    Except during the continuance of a Default:
(1)    The Trustee and the Agents need perform only those duties as are specifically set forth herein or in the Trust Indenture Act and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee or the Agents.
(2)    In the absence of bad faith on its part, the Trustee and the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee or the Agents and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee or any Agent, the Trustee or Agent shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of mathematical calculations or facts stated therein.
(c)    Notwithstanding anything to the contrary herein, the Trustee and the Agents may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)    This paragraph does not limit the effect of Section 7.01(b) hereof.

(2)    The Trustee and the Agents shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee or Agent was negligent in ascertaining the pertinent facts.
(3)    The Trustee and the Agents shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)    No provision of this Indenture shall require the Trustee or any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders unless the Trustee or the Agent is offered indemnity or security satisfactory to it against any loss, liability or expense.
(e)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee and the Agents is subject to this Section 7.01.
(f)    The Trustee and the Agents shall not be liable for interest on any money received by it except as the Trustee or the Agents may agree in writing with the Issuer. Money held in trust by the Trustee or the Agents need not be segregated from other funds except to the extent required by law.
(g)    In the absence of bad faith, negligence or willful misconduct on the part of the Trustee or the Agents, the Trustee and the Agents shall not be responsible for the application of any money by any Paying Agent other than the Trustee.
SECTION 7.02.    Rights of Trustee and the Agents.
Subject to Section 7.01 hereof.
(a)    The Trustee and the Agents may rely conclusively on any resolution, certificate (including any Officers’ certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Agents need not investigate any fact or matter stated in the document.
(b)    Before the Trustee or any Agent acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Sections 12.04 and 12.05 hereof. The Trustee and the Agents shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.
(c)    The Trustee and the Agents may employ custodians, attorneys, agents, nominees or delegates to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Trustee or the Agents (including the receipt and payment of money) and shall not be responsible for the misconduct or negligence of any such agent appointed with due care.
(d)    The Trustee and the Agents shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e)    The Trustee and the Agents may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(f)    The Trustee and the Agents shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee and the Agents reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.
(g)    The Trustee and the Agents shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee and the Agents may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee and the Agents shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records, and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.
(h)    The Trustee and the Agents shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(i)    The permissive rights of the Trustee and the Agents to do things enumerated in this Indenture shall not be construed as duties.
(j)    The Trustee and the Agents shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Section 6.01(1) or 6.01(2) hereof or (ii) any Default or Event of Default of which the Trustee shall have received written notification and in the absence of any such notice, the Trustee and the Agents may conclusively assume that no Default or Event of Default exists.
(k)    The rights, privileges, protections, immunities and benefits given to the Trustee and the Agents, including, without limitation, their right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to the Agents and each other agent, custodian and other Person employed to act hereunder.
(l)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.
(m)    In no event shall the Trustee or the Agents be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Agents had been advised of the likelihood of such loss or damage and regardless of the form of action.
(n)    The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03.    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11 hereof.
SECTION 7.04.    Trustee’s Disclaimer.
The Trustee and the Agents shall not be responsible for and make no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the Notes, and shall not be responsible for any statement of the Issuer in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.
SECTION 7.05.    Notice of Default.
If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall mail to each Holder notice of the uncured Default within 30 days after such Default occurs provided, however, that, the Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest including an accelerated payment for the failure to make a payment on the Change of Control Payment Date or the Net Proceeds Payment Date pursuant to a Net Proceeds Offer or a Default in complying with the provisions of Article Five hereof) if it determines that withholding such notice is in their interest.
SECTION 7.06.    Reports by Trustee to Holders.
Within 60 days after each May 15, beginning with May 15, 2013, the Trustee shall, to the extent that any of the events described in Trust Indenture Act § 313 (a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with Trust Indenture Act § 313(a). The Trustee also shall comply with Trust Indenture Act §§ 313(b), 313(c) and 313(d).
A copy of each report at the time of its mailing to Holders shall be mailed to the Issuer and filed with the SEC and each securities exchange, if any, on which the Notes are listed.
The Issuer shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Trust Indenture Act § 313(d).
SECTION 7.07.    Compensation and Indemnity.
The Issuer shall pay to the Trustee and the Agents from time to time such compensation as the Issuer and the Trustee and the Agents shall from time to time agree in writing for its services hereunder. The Trustee’s and the Agents’ compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Agents upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s or such Agent’s negligence, bad faith or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s and the Agents’ agents and counsel.
The Issuer shall indemnify each of the Trustee and the Agents or any predecessor Trustee and their respective officers, directors, employees, representatives and agents for, and hold them harmless against, any and all loss, damage, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s or any Agent’s rights, powers or duties hereunder. The Trustee and each Agent shall notify the Issuer promptly of any claim asserted against the Trustee or such Agent or any of their respective agents for which it may seek indemnity. The Issuer shall defend the claim and the Trustee or Agent shall cooperate in the defense. The Trustee and the Agents and their respective agents subject to the claim may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer will not be required to pay such fees and expenses if there is no conflict of interest between the Issuer and the Trustee and the Agents and their respective agents subject to the claim in connection with such defense as reasonably determined by the Trustee and the Agents. The Issuer need not pay for any settlement made without its written consent (such consent not to be unreasonably withheld). The Issuer need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee or the Agents through the Trustee’s or the Agents’ or any of their respective agents’ negligence, bad faith or willful misconduct.
When the Trustee or any Agent incurs expenses or renders services after a Default specified in Section 6.01(7) or (8) hereof occurs, such expenses and the compensation for such services including fees and expenses of agents and counsel are intended to constitute expenses of administration under any Bankruptcy Law.
To secure the Issuer’s payment obligations in this Section 7.07, the Trustee and the Agents will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction or discharge of this Indenture or the removal or resignation of the Trustee.
Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture or resignation or removal of the Trustee or any Agent or the appointment of a successor Trustee.
SECTION 7.08.    Replacement of Trustee.
The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee and may appoint a successor Trustee. The Issuer may remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.10 hereof;
(2)    the Trustee is adjudged a bankrupt or an insolvent;
(3)    a receiver or other public officer takes charge of the Trustee or its property; or
(4)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee meeting the requirements of Section 7.10 hereof. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee meeting the requirements of Section 7.10 hereof to replace the successor Trustee appointed by the Issuer.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07 hereof, all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.
If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee (meeting the requirements of Section 7.10 hereof) at the expense of the Issuer.
If the Trustee fails to comply with Section 7.10 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee meeting the requirements of Section 7.10 hereof.
Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
SECTION 7.09.    Successor Trustee by Merger, Etc.
If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article Seven.
SECTION 7.10.    Eligibility; Disqualification.
This Indenture shall always have a Trustee who satisfies the requirement of Trust Indenture Act §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Trust Indenture Act § 310(b).
SECTION 7.11.    Preferential Collection of Claims Against the Issuer.
The Trustee, in its capacity as Trustee hereunder, shall comply with Trust Indenture Act § 311(a), excluding any creditor relationship listed in Trust Indenture Act § 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act § 311(a) to the extent indicated.
ARTICLE EIGHT
DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.    Termination of the Issuer’s Obligations.

The Issuer may terminate its obligations under the Notes and this Indenture and the obligations of the Guarantors under the Note Guarantees and this Indenture and this Indenture shall cease to be of further effect, except those obligations referred to in the penultimate paragraph of this Section 8.01, if.
(1)    all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or
(2)    (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable pursuant to an optional redemption notice or otherwise, or will become due and payable within one year, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust (to be held in accordance with Section 8.04 herein) sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,
(b)    the Issuer has paid all sums payable by it under this Indenture, and
(c)    the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.
In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.
In the case of clause (2) of this Section 8.01, and subject to the next sentence and notwithstanding the foregoing paragraph, the Issuer’s obligations in Sections 2.05, 2.06, 2,07, 2.08, 4.01, 4.02, 4.03 (as to legal existence of the Issuer only), 7.07, 8.05 and 8.06 hereof shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08 hereof. After the Notes are no longer outstanding, the Issuer’s obligations in Sections 7.07, 8.05 and 8.06 hereof shall survive.
After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.
SECTION 8.02.    Legal Defeasance and Covenant Defeasance.
(a)    The Issuer may, at its option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03 hereof.
(b)    Upon the Issuer’s exercise under Section 8.02(a) hereof of the option applicable to this Section 8.02(b), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the corresponding Note Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Note Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 and the other Sections of this Indenture referred to in (i) and (ii)

below, and to have satisfied all its other obligations under such Notes and this Indenture and the Guarantors shall be deemed to have satisfied all of their obligations under the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(i)    the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section 8.04, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;
(ii)    the Issuer’s obligations with respect to such Notes under Article Two and Section 4.02 hereof;
(iii)    the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith; and
(iv)    the provisions of this Article Eight applicable to Legal Defeasance.
Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02(b) notwithstanding the prior exercise of its option under Section 8.02(c) hereof.
(c)    Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from their respective obligations under the covenants contained in Sections 4.03 (other than with respect to the legal existence of the Issuer), 4.04, 4.05 and 4.09 through 4.21, Section 5.01(a)(3) and Article Twelve hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, clauses (3), (5), (6) and (9) of Section 6.01 hereof shall not constitute Events of Default.
SECTION 8.03.    Conditions to Legal Defeasance or Covenant Defeasance.
The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) hereof to the outstanding Notes:
(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the Redemption Date of the principal or installment of principal of or interest on the Notes,
(2)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:
(a)    the Issuer has received from, or there has been published by, the Internal Revenue Service, a ruling, or
(b)    since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and, assuming no subsequent change in applicable law, will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,
(3)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and, assuming no subsequent change in applicable law, will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,
(4)    no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),
(5)    the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit), or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound.
(6)    the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the. deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and
(7)    the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the Opinion of Counsel, clauses (2) and/or (3) and (5) of this Section 8.03 have been complied with.
SECTION 8.04.    Application of Trust Money.
The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Obligations deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of the principal of and the interest on the Notes, The Trustee shall be under no obligation to invest said U.S. Legal Tender and U.S. Government Obligations, except as it may agree with the Issuer.
The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Obligations deposited pursuant to Section 8.03 or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender and U.S. Government Obligations held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.05.    Repayment to the Issuer.
The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.
SECTION 8.06.    Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or if the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, and interest on, the Notes when due, the Issuer’s obligations under this Indenture, and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight; provided that if the Issuer has made any payment of interest on, or principal of, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE NINE
AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.    Without Consent of Holders.
The Issuer and the Trustee, together, may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to or consent of any Holder:

(1)    to cure any ambiguity, defect or inconsistency, which shall not adversely affect the interests of the Holders;
(2)    to evidence and provide for the acceptance of appointment by a successor Trustee;
(3)    to provide for uncertificated Notes in addition to or in place of certificated Notes;
(4)    to comply with the provisions in Article Five or Section 4.19 hereof;
(5)    to release any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);
(6)    to add any Restricted Subsidiary of the Issuer as a Guarantor;
(7)    to make any change that in the good faith opinion of the Board of Directors of the Issuer does not materially adversely affect the rights of any Holder;
(8)    to conform the text of this Indenture or the Notes to any provision under the caption, “Description of the Notes” in the Offering Memorandum;
(9)    in the case of this Indenture, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;
(10)    make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;
(11)    to provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 4.10;
(12)    to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;
(13)    or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;
provided that the Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.
After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.02.    With Consent of Holders.
(a)    Subject to Section 6.07 hereof, the Issuer and the Trustee, together, with the written consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holder or Holders of at least a majority in aggregate principal amount of the Notes then outstanding, may amend or supplement this Indenture, the Notes or the Note Guarantees, without notice to any other Holders. Subject to Section 6.07 hereof, the Holder or Holders of a majority in aggregate principal amount of the then outstanding Notes may waive compliance with any provision of this Indenture, the Notes or the Note Guarantees without notice to any other Holders.
(b)    Notwithstanding Section 9.02(a) hereof, without the consent of each Holder affected, no amendment or waiver may:
(1)    reduce, or change the maturity of, the principal of any Note;
(2)    reduce the rate of or extend the time for payment of interest on any Note;
(3)    reduce any premium payable upon optional redemption of the Notes, or change the date on, or the circumstances under, which any Notes are subject to redemption (other than provisions of Section 4.09 and Section 4.16 hereof relating to the purchase of the Notes, except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);
(4)    make any Note payable in money or currency other than that stated in the Notes;
(5)    modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the Holders (it being understood that the ranking of the Notes and Note Guarantees shall not, for the purposes of this clause (5), be deemed to be affected by the granting of any collateral to secure any other Indebtedness of the Issuer or any Guarantor);
(6)    reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;
(7)    waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);
(8)    impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;
(9)    release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except as permitted by this Indenture; or
(10)    make any change in Section 9.01 or 9.02 hereof.

(c)    It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.
(d)    A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder’s Notes will not be rendered invalid by such tender or exchange.
(e)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.
SECTION 9.03.    Compliance with the Trust Indenture Act.
From the date on which this Indenture is qualified under the Trust Indenture Act, every amendment, waiver or supplement of this Indenture, the Notes or the Note Guarantees shall comply with the Trust Indenture Act as in effect at the time of such amendment, waiver or supplement.
SECTION 9.04.    Revocation and Effect of Consents.
Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.
The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be prior to the first solicitation of such consent. If a record date is fixed, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 180 days after such record date. The Issuer shall inform the Trustee in writing of the fixed record date if applicable.
After an amendment, supplement or waiver becomes effective, it shall bind every Holder, and every subsequent Holder of a Note or portion of a Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates. without the consent of such Holder.
SECTION 9.05.    Notation on or Exchange of Notes.
If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee. The Issuer shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuer’s expense. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.    Trustee To Sign Amendments, Etc.
The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive,-and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall be at the expense of the Issuer.
ARTICLE TEN
NOTE GUARANTEE

SECTION 10.01.    Unconditional Guarantee.
Subject to the provisions of this Article Ten, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Issuer and all other obligations of the other Guarantors (including under the Note Guarantees), in each case, to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under this Indenture or under the Notes, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Note Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Issuer.
Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Note Guarantee is affixed to any particular Note, or any other circumstance (other than payment or performance of the Guarantor’s obligations hereunder) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. To the fullest extent permitted by law, each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee. This Note

Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or such Guarantor, any amount paid by the Issuer or such Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to this Article Ten, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration as against the Issuer or any other Guarantor in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.
SECTION 10.02.    Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, foreign or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee and this Article Ten shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any and all guarantees under the Credit Facilities) that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.
SECTION 10.03.    Execution and Delivery of Note Guarantee.
To further evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form of Exhibit E hereto, shall be endorsed on each Note delivered to the Trustee and authenticated. Such Note Guarantee shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.
Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
If an Officer of a Guarantor whose signature is on this Indenture or a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Guarantor’s Note Guarantee of such Note shall nevertheless be valid.

The delivery of any Note to the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of each Guarantor.
SECTION 10.04.    Release of a Guarantor.
A Guarantor shall be released from its obligations under its Note Guarantee and its obligations under this Indenture and the Registration Rights Agreement:
(1)    upon (a) a sale or other disposition (including by way of consolidation or merger) of the Equity Interests of such Guarantor or (b) the sale or disposition of all or substantially all of the assets of the Guarantor, in the case of each of clauses (a) and (b) to a Person other than to the Issuer or a Restricted Subsidiary (and in the case of clause (b) provided that such Guarantor would not be required to continue to provide a Note Guarantee of the Notes as a result of being an Immaterial Subsidiary) and as otherwise permitted by this Indenture;
(2)    if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;
(3)    upon defeasance or discharge of the Notes, as provided under Sections 8.02 and 8.03;
(4)    to the extent that such Guarantor becomes an Immaterial Subsidiary; or
(5)    to the extent such Guarantor is also a guarantor or borrower of Indebtedness issued in the United States under a Credit Facility and, at the time of release of its Guarantee, has been released from its guarantee of, and all pledges and security, if any, granted in connection with such Credit Facility (except a release by or as a result of a payment thereon) and does not guarantee any Indebtedness of the Issuer or any of the other Guarantors.
The Trustee shall execute an appropriate instrument prepared by the Issuer evidencing the release of a Guarantor from its obligations under its Note Guarantee upon receipt of a request by the Issuer or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 10.04; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Issuer.
Except as set forth in Articles Four and Five and this Section 10.04, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.
SECTION 10.05.    Waiver of Subrogation.
Until this Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Issuer’s obligations under the Notes or this Indenture and such Guarantor’s obligations under this Note Guarantee and this Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other assets or by setoff or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Notes under the Notes, this Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.05 is knowingly made in contemplation of such benefits.
SECTION 10.06.    Immediate Payment.
Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor (if then permitted pursuant to this Indenture) by the Trustee to such Guarantor in writing.
SECTION 10.07.    No Setoff.
Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and, to the fullest extent permitted by law, shall be made without setoff, counterclaim, reduction or diminution of any kind or nature.
SECTION 10.08.    Guarantee Obligations Absolute.
The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Note Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.
SECTION 10.09.    Note Guarantee Obligations Continuing.
The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.
SECTION 10.10.    Note Guarantee Obligations Not Reduced.

The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture.
SECTION 10.11.    Note Guarantee Obligations Reinstated.
The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Issuer or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.
SECTION 10.12.    Note Guarantee Obligations Not Affected.
To the fullest extent permitted by law, the obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations (other than payment or performance of the Guarantor’s obligations hereunder), whether occasioned by default of any of the Holders or otherwise, including, without limitation:
(a)    any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuer or any other Person;
(b)    any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Issuer or any other Person under this Indenture, the Notes or any other document or instrument;
(c)    any failure of the Issuer or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes or any Note Guarantee, or to give notice thereof to a Guarantor;
(d)    the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;
(e)    the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;
(f)    any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;
(g)    any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or a Guarantor;
(h)    any merger or amalgamation of the Issuer or a Guarantor with any Person or Persons;
(i)    the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Note Guarantee; and
(j)    any other circumstance, including release of a Guarantor pursuant to Section 10.04 (other than by complete, irrevocable payment or performance) that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Notes or of a Guarantor in respect of its Note Guarantee hereunder.
SECTION 10.13.    Waiver.
Without in any way limiting the provisions of Section 10.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Issuer or any Guarantor of any kind whatsoever.
SECTION 10.14.    No Obligation To Take Action Against the Issuer.
Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Issuer or any other Person or any property of the Issuer or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Note Guarantees or under this Indenture.
SECTION 10.15.    Dealing with the Issuer and Others.
The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may
(a)    grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;
(b)    take or abstain from taking security or collateral from the Issuer or from perfecting security or collateral of the Issuer;
(c)    release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;
(d)    accept compromises or arrangements from the Issuer;
(e)    apply all monies at any time received from the Issuer or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and
(f)    otherwise deal with, or waive or modify their right to deal with, the Issuer and all other Persons and any security as the Holders or the Trustee may see fit.
SECTION 10.16.    Default and Enforcement.
If any Guarantor fails to pay in accordance with Section 10.06 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Note Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor such obligations.
SECTION 10.17.    Acknowledgment.
Each Guarantor hereby acknowledges communication of the terms of this Indenture and the Notes and consents to and approves of the same.
SECTION 10.18.    Costs and Expenses.
Each Guarantor shall pay on demand by the Trustee any and all reasonable costs, fees and expenses (including, without limitation, reasonable legal fees) incurred by the Trustee its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Note Guarantee.
SECTION 10.19.    No Merger or Waiver; Cumulative Remedies.
No Note Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Note Guarantee and under this Indenture, the Notes and any other document or instrument between a Guarantor and/or the Issuer and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.
SECTION 10.20.    Survival of Note Guarantee Obligations.
Without prejudice to the survival of any of the other obligations of each Guarantor hereunder, the obligations of each Guarantor under Section 10.01 shall survive the payment in full of the Guarantee Obligations and shall be enforceable against such Guarantor, to the fullest extent permitted by law, without regard to and without giving effect to any defense (other than payment or performance of the Guarantor’s obligations hereunder), right of offset or counterclaim available to or which may be asserted by the Issuer or any Guarantor.

SECTION 10.21.    Note Guarantee in Addition to Other Guarantee Obligations.
The obligations of each Guarantor under its Note Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.
SECTION 10.22.    Severability.
Any provision of this Article Ten which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Ten.
SECTION 10.23.    Successors and Assigns.
Each Note Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.
ARTICLE ELEVEN
INTENTIONALLY OMITTED

ARTICLE TWELVE
MISCELLANEOUS
SECTION 12.01.    Trust Indenture Act Controls.
If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the Trust Indenture Act, such required or deemed provision shall control.
SECTION 12.02.    Notices.
Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by electronic mail, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
if to the Issuer or a Guarantor:

c/o Seitel, Inc.
10811 South Westview Circle
Suite 100, Bldg. C
Houston, Texas 77043
Attention: Robert D. Monson, Chief Executive Officer

Telephone: (713) 881-8900
Facsimile: (832) 295-8301

with a copy to:

Latham & Watkins LLP
885 3rd Avenue, Suite 1000
New York, New York 10022
Attention: Howard Sobel & Joshua Tinkelman
Facsimile: (212) 751-4864
if to the Trustee:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, MS NYC60-2710
New York, New York 10005
Attn: Corporates Team Deal Manager – Seitel, Inc. 2013
Fax: 732-578-4635
With a copy to:
Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Trust & Agency Services
100 Plaza One, Mailstop JCY03-0699
Jersey City, New Jersey 07311
Attn: Corporates Team Deal Manager - – Seitel, Inc. 2013
Fax: 732-578-4635
Each of the Issuer, any Guarantor and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Issuer, any Guarantor or the Trustee, shall be in writing and be deemed to have been given or made as of the date so delivered if personally delivered; when replied to; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.
Any notice or communication mailed to a Holder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
SECTION 12.03.    Communications by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Note Guarantees. The Issuer, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act § 312(c).
SECTION 12.04.    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:
(1)    an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuer, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(2)    an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
SECTION 12.05.    Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.06, shall include:
(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)    a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and
(4)    a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.
SECTION 12.06.    Rules by Paying Agent or Registrar.
The Paying Agent or Registrar may make reasonable rules and set reasonable requirements for their functions.
SECTION 12.07.    Legal Holidays.
If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.
SECTION 12.08.    Governing Law.
This Indenture, the Notes and the Note Guarantees will be governed by and construed in accordance with the laws of the State of New York.

SECTION 12.09.    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuer or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 12.10.    No Recourse Against Others.
No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor shall, by reason of such capacity or executing any certificate hereunder or otherwise, have any liability for any obligations of the Issuer under the Notes or this Indenture or of any Guarantor under its Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.
SECTION 12.11.    Successors.
All agreements of the Issuer and the Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
SECTION 12.12.    Duplicate Originals.
All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.
SECTION 12.13.    Severability.
To the extent permitted by applicable law, in case any one or more of the provisions in this Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining, provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
SECTION 12.14.    Patriot Act.
The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide to the Trustee such information as they may request, from time to time, in order for the Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow them to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.
SECTION 12.15.    Force Majeure

Neither the Trustee nor the Agents shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or an Agent, including but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.
SEITEL, INC.
By:    /s/ Robert D. Monson
Name: Robert D. Monson
Title: President and Chief Executive Officer

Indenture
Signature Page

GUARANTORS:
DATATEL, INC.
DDD ENERGY, INC.
N360X, L.L.C.
SEITEL CANADA HOLDINGS, INC.
SEITEL DATA LTD.
SEITEL DATA CORP.
SEITEL DATA PROCESSING, INC.
SEITEL DELAWARE, INC.
SEITEL IP HOLDINGS, LLC
SEITEL MANAGEMENT, INC.
SEITEL OFFSHORE CORP.
SEITEL SOLUTIONS, INC.
SEITEL SOLUTIONS, LLC
SEITEL SOLUTIONS HOLDINGS, LLC
SEITEL SOLUTIONS, LTD.
SI HOLDINGS, G.P.
By:     /s/ Marcia H. Kendrick
    Name: Marcia H. Kendrick
Title: Vice President

Indenture
Signature Page

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee
By:    DEUTSCHE BANK NATIONAL TRUST     COMPANY
By: /s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice President
By:    /s/ Wanda Camacho
Name: Wanda Camacho
Title: Vice President

Indenture
Signature Page

EXHIBIT A
[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of this Indenture]
SEITEL, INC.
9½% Senior Notes 2019
No.    CUSIP No.
    $
SEITEL, INC., a Delaware corporation (the “Issuer”), for value received, promises to pay to CEDE & CO. or its registered assigns, the principal sum of $[        ] [or such other amount as is provided in a schedule attached hereto][1] on April 15, 2019.
Interest Payment Dates: April 15 and October 15, commencing October 15, 2013.
Record Dates: April 1 and October 1.
Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.
______________________
a    This language should be included only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.
Dated: [                ]
SEITEL, INC., as Issuer

By:
Name:
Title:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the 9½% Senior Notes due 2019 described in the within-mentioned Indenture.
Dated: [              ]
Deutsche Bank Trust Company Americas,
  as Trustee
By:    DEUTSCHE BANK NATIONAL TRUST     COMPANY

By:
Authorized Signatory

(Reverse of Note)

9½% Senior Notes due 2019
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
SECTION 1. Interest. Seitel, Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 9.5% per annum from March 20, 2013 until maturity. The Issuer will pay interest semi-annually on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing October 15, 2013, Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
SECTION 2. Method of Payment. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The issuer shall pay principal, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that for Holders that have given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments of principal, premium and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in the city and state of New York will be the office of the Trustee maintained for such purpose.
SECTION 3. Paying Agent and Registrar. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. Except as provided in the Indenture, the Issuer or any of their Subsidiaries may act in any such capacity.
SECTION 4. Indenture. The Issuer issued the Notes under an Indenture dated as of March 20, 2013 (the “Indenture”) by and among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be binding.
SECTION 5. Optional Redemption.
(a)    The Issuer may redeem the Notes, in whole or in part, at any time on or after April 15, 2016. The Redemption Price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest to the Redemption Date, if redeemed during the 12-month period commencing on April 15 of any year set forth below:

Year	Redemption Price
2016	104.750%
2017	102.375%
2018 and thereafter	100.000%

(b)    At any time prior to April 15, 2016, the Notes may also be redeemed, by or on behalf of the Issuer, in whole, or in part, at the Issuer’s option (a “Make-Whole Redemption”), at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest and Additional Interest, if any, to, the date of redemption pursuant to such Make-Whole Redemption (the “Make-Whole Redemption Date”).
(c)    At any time prior to April 15, 2016, the Issuer may, on any one or more occasions, redeem up to 35% of the original aggregate principal, amount of the Notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings at a Redemption Price (expressed as a percentage of principal amount) of 109.500% of the principal amount thereof plus accrued and unpaid interest to the Redemption Date; provided that not less than 65% of the original aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such Equity Offering.
SECTION 6. Notice of Redemption. Notices of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. In the case of certificated Notes, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.
Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).
SECTION 7. No Mandatory Redemption. For the avoidance of doubt, an offer to purchase pursuant to Section 8 hereof shall not be deemed a redemption. The Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

SECTION 8. Repurchase at Option of Holder. Upon the occurrence of a Change of Control, and subject to certain conditions set forth in the Indenture, the Issuer will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.
SECTION 9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Registrar are not required to transfer or exchange any Note selected for redemption. Also, the Issuer and the Registrar are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.
SECTION 10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
SECTION 11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, provide for uncertificated Notes in addition to certificated notes, or comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, or make any change that in the good faith opinion of the Board of Directors of the Issuer does not materially adversely effect the rights of any Holder.
SECTION 12. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest including an accelerated payment or the failure to make a payment on the Change of Control Payment Date or the Net Proceeds Payment Date pursuant to a Net Proceeds Offer or a Default in complying with the provisions of Article Five of the Indenture) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, or the premium on, the Notes.
SECTION 13. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations and other provisions in the Indenture.
SECTION 14. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer under the Notes or the Indenture, or of any Guarantor under its Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
SECTION 15. Note Guarantees. This Note will be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.
SECTION 16. Trustee Dealings with the Issuer. Subject to certain terms, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.
SECTION 17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
SECTION 18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
SECTION 19. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. Pursuant to, but subject to the exceptions in, the Registration Rights Agreement, the Issuer and the Guarantors will be obligated to use their commercially reasonable efforts to consummate, an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Note for a 9½% Senior Note due 2019 of the Issuer which shall have been registered under the Securities Act, in like principal amount and having terms identical in all material respects to this Note (except that such note shall not be entitled to Additional Interest and shall not contain terms with respect to transfer restrictions). The Holders shall be entitled to receive certain Additional Interest in the event such exchange offer is not consummated or the Notes are not offered for resale and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.1
SECTION 20. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
SECTION 21. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.
1    This Section not to appear on Exchange Notes or Private Exchange Notes or Additional Notes unless required by the terms of such Additional Notes.

ASSIGNMENT FORM
I or we assign and transfer this Note to
_____________________________________________________________
_____________________________________________________________
(Print or type name, address and zip code of assignee or transferee)
_____________________________________________________________
(Insert Social Security or other identifying number of assignee or transferee)
and irrevocably appoint ____________________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Dated: _________________________    Signed:_______________________________________
(Sign exactly as name, appears on the other side of this note)
Signature Guarantee:______________________
Participant in a recognized Signature Guarantee
    Medallion Program (or other signature guarantor
    program reasonably acceptable to the Trustee)
In connection with any transfer of this Note occurring prior to the date which is the date following the second anniversary of the original issuance of this Note, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and is making the transfer pursuant to one of the following:
[Check One]

(1)	☐ to the Issuer or a subsidiary thereof; or

(2)
☐    to a person who the transferor reasonably believes is a “qualified institutional buyer” pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(3)
☐    to an institutional “accredited investor” (as defined in Rule 501 (a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4)	☐ outside the United States to a non-“U.S. person” as defined in Rule 902 of Regulation S under the Securities Act in compliance with Rule 904 of Regulation S under the Securities Act; or

(5)	☐ pursuant to the exemption from registration provided by Rule 144 under the Securities Act or pursuant to another exemption available under the Securities Act; or

(6)	☐ pursuant to an effective registration statement under the Securities Act;
and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act (an “Affiliate”):
☐    The transferee is an Affiliate of the Issuer.
Unless one of the foregoing items (1) through (6) is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if item (3), (4) or (5) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
If none of the foregoing items (1) through (6) are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.
Dated: _________________________    Signed:_______________________________________
(Sign exactly as name appears on the other side of this note)
Signature Guarantee:______________________
Participant in a recognized Signature Guarantee
    Medallion Program (or other signature guarantor
    program reasonably acceptable to the Trustee)
TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Dated: ________________________________
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.16 of the Indenture, check the appropriate box:
Section 4.09 [          ]            Section 4.16 [          ]
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.16 of the Indenture, state the amount (in denominations of $2,000 and integral multiples of $1,000 in excess thereof): $__________________
Dated: _________________________    Signed:_______________________________________
(Sign exactly as name, appears on the other side of this note)
Signature Guarantee:______________________
Participant in a recognized Signature Guarantee
    Medallion Program (or other signature guarantor
    program reasonably acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

EXHIBIT B
FORM OF LEGENDS
Each Global Note and Physical Note that constitutes a Restricted Security shall bear the following legend (the “Private Placement Legend”) on the face thereof until after the second anniversary of the Issue Date, unless otherwise agreed by the Issuer and the Holder thereof or if such legend is no longer required by Section 2.16(g) of the Indenture:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR IN THE CASE OF RULE 144A NOTES, AND 40 DAYS IN THE CASE OF REGULATION S NOTES, AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER

INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
IN THE CASE OF REGULATION S NOTES, BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.
Each Global Note authenticated and delivered hereunder shall also bear the following legend:
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE INDENTURE.
Each Temporary Regulation S Global Note shall also bear the following legend:
THIS SECURITY IS A REGULATION S TEMPORARY GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER. EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN SECTION 2.06 OF THE INDENTURE,

NO TRANSFER OR EXCHANGE OF AN INTEREST IN THIS TEMPORARY GLOBAL NOTE MAY BE MADE FOR AN INTEREST IN THE RESTRICTED GLOBAL NOTE. NO EXCHANGE OF AN INTEREST IN THIS TEMPORARY GLOBAL NOTE MAY BE MADE FOR AN INTEREST IN THE REGULATION S PERMANENT GLOBAL NOTE EXCEPT (A) ON OR AFTER THE TERMINATION OF THE DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND (B) UPON DELIVERY OF THE OWNER NOTES CERTIFICATION AND THE TRANSFEREE NOTES CERTIFICATION RELATING TO SUCH INTEREST IN ACCORDANCE WITH THE TERMS OF THE INDENTURE.
UNTIL 40 DAYS AFTER THE COMMENCEMENT OF THE OFFERING OF THE NOTES, AN OFFER OR SALE OF THE NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT OF 1933, AS AMENDED) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT.

EXHIBIT C
Form of Certificate To Be
Delivered in Connection with
Transfers to Non-QIB Institutional Accredited Investors
[         ], [       ]
DB Services Americas, Inc.
5022 Gate Parkway, Suite 200,
Jacksonville, FL 32256 USA
Attention: Transfer
copy to:
Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, MS NYC60-2710
New York, New York 10005
Fax: 732-578-4635
Attn: Corporates Team Deal Manager – Seitel, Inc. 2013
and
Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Trust & Agency Services
100 Plaza One, Mailstop JCY03-0699
Jersey City, New Jersey 07311
Attn: Corporates Team Deal Manager - – Seitel, Inc. 2013
Fax: 732-578-4635
Ladies and Gentlemen:
In connection with our proposed purchase of 9½% Senior Notes due 2019 (the “Notes”) of SEITEL, INC., a Delaware corporation (the “Issuer”), we confirm that:
1.    We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the Notes (the “Indenture”) and the undersigned agrees to be bound-by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws.
2.    We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered, sold, pledged or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell, offer, pledge or otherwise transfer any Notes, we will do so only (i) to the Issuer or any of its subsidiaries, (ii) inside the United States in a transaction meeting the requirements of Rule 144A under the Securities Act to a person who we reasonably believe to be a “qualified institutional buyer” (as defined in Rule. 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) that is purchasing at least $250,000 of Notes for its own account or for the account of an institutional accredited investor and who, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture) a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter shall be substantially similar to this certificate) [and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act], (iv) outside the United States to a person that is not a U.S. person (as defined in Rule 902 under the Securities Act) in accordance with Regulation S promulgated under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or another available exemption under the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.
3.    We are not acquiring the Notes for or on behalf of, and will not transfer the Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) or plan (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended), except as permitted in the section entitled “Transfer Restrictions” of the Offering Memorandum.
4.    We understand that, on any proposed resale of any Notes, we will be required to furnish to the Trustee and the Issuer such certification, legal opinions and other information as the Trustee and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.
5.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.
6.    We are acquiring the Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
You, as Trustee, the Issuer counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
Very truly yours,
[Name of Transferee]

By:
    Name:
    Title:

EXHIBIT D
Form of Certificate To Be Delivered
in Connection with Transfers
Pursuant to Regulation S
[         ], [       ]
DB Services Americas, Inc.
5022 Gate Parkway, Suite 200,
Jacksonville, FL 32256 USA
Attention: Transfer
copy to:
Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, MS NYC60-2710
New York, New York 10005
Fax: 732-578-4635
Attn: Corporates Team Deal Manager – Seitel, Inc. 2013
and
Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Trust & Agency Services
100 Plaza One, Mailstop JCY03-0699
Jersey City, New Jersey 07311
Attn: Corporates Team Deal Manager - – Seitel, Inc. 2013
Fax: 732-578-4635

Re: Seitel, Inc. (the “Issuer”)
9½% Senior Notes due 2019 (the “Notes”)
Ladies and Gentlemen:
In connection with our proposed sale of $[ ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(1)    the offer of the Notes was not made to a person in the United States;
(2)    either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;
(3)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;
(4)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and
(5)    we have advised the transferee of the transfer restrictions applicable to the Notes.

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[Name of Transferor]
By:___________________________________
Authorized Signatory

EXHIBIT E
NOTE GUARANTEE
For value received, each of the undersigned (including any successor Person under the Indenture) hereby unconditionally guarantees, jointly and severally, to the extent set forth in the Indenture (as defined below) to the Holder of this Note the payment of principal, premium, if any, and interest on this Note in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note when due, if lawful, and, to the extent permitted by law, the payment or performance of all other obligations of the Issuer under the Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and limitations of this Note, the Indenture, including Article Ten thereof, and this Note Guarantee. This Note Guarantee will become effective in accordance with Article Ten of the Indenture and its terms shall be evidenced therein. The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note,
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of March 20, 2013, among Seitel, Inc., a Delaware corporation (the “Issuer”), the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended or supplemented (the “Indenture”).
The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee and all of the other provisions of the Indenture to which this Note Guarantee relates.
No director, officer, employee, incorporator, stockholder, member or manager of any Guarantor, as such, shall have any liability for any obligations of such Guarantors under such Guarantors’ Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligation or its creation.
This Note Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.
This Note Guarantee is subject to release upon the terms set forth in the Indenture.
IN WITNESS WHEREOF, each Guarantor has caused its Note Guarantee to be duly executed.
Date:
[                                     ]
By:
    Name:
    Title:

E-1